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2023

Notice of Annual Meeting and Proxy Statement

APPLIED DIGITAL

NOTICE OF 2023 ANNUAL MEETING OF STOCKHOLDERS
to be held November 9, 2023

DEAR STOCKHOLDER:
It is my pleasure to invite you to attend Applied Digital Corporation’s (“Applied Digital” or the “Company”) 2023 Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting will be held virtually on Thursday, November 9, 2023, at 9:00 a.m. Central Time at www.virtualshareholdermeeting.com/APLD2023. At the meeting, you will be asked to:
Meeting Details
Who Stockholders of record as of September 15, 2023
Date and Time November 9, 2023, at 9:00 a.m. Central Time
Place www.virtualshareholdermeeting.com/APLD2023

Proposal
1	Elect 6 directors as follows: Wes Cummins, Chuck Hastings, Kelli McDonald, Douglas Miller, Virginia Moore, Richard Nottenburg and Kate Reed.
2	Ratify the appointment of Marcum LLP as our independent registered public accounting firm for the fiscal year ended May 31, 2024.
3	Approve, on an advisory basis, the compensation of our named executive officers.
Only stockholders of record as of the close of business on September 15, 2023 may vote at the Annual Meeting.
It is important that your shares be represented at the Annual Meeting, regardless of the number you may hold. Whether or not you plan to attend, please vote using the Internet, by telephone or by mail, in each case by following the instructions in our proxy statement. This will not prevent you from voting your shares in person if you are present.
I look forward to seeing you on November 9, 2023.
Sincerely,
Wes Cummins
Chairman of the Board

We mailed a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and annual report on or about September 29, 2023.
Applied Digital’s proxy statement and annual report are available online at https://ir.applieddigital.com/sec-filings.

2023 Proxy Statement i

ii 2023 Proxy Statement

2023 Proxy Statement iii

PROXY SUMMARY
This proxy summary highlights information contained elsewhere in this proxy statement and does not contain all information that you should review and consider. Please read the entire proxy statement with care before voting.

2023 Annual Meeting Details
Date and Time: Thursday, November 9, 2023, at 9:00 a.m. Central Time	Record Date: September 15, 2023
Place: www.virtualshareholdermeeting.com/APLD2023	Voting: Each share of Applied Digital common stock outstanding at the close of business on the record date has one vote on each matter that is properly submitted for a vote at the Annual Meeting.

BOARD RECOMMENDATIONS

Proposals	Board Recommendations	Page Reference
Proposal 1: Election of Directors	FOR each director nominee	4
Proposal 2: Ratification of Marcum LLP as our independent registered public accounting firm	FOR	45
Proposal 3: Advisory Vote on Executive Compensation	FOR	48

2023 Proxy Statement 1

Proxy Summary

PROPOSAL ONE
Election of Directors (page 4)
Board Composition
The independent directors of our Board of Directors (the “Board”) are balanced with a mix of skills, experience, diversity and perspectives. See page 4 for more information.
Governance Highlights
Our Board seeks to maintain the highest standards of corporate governance and ethical business conduct, including the following highlights:
•A majority of the directors on the Board are “independent directors” consistent with definitional guidance provided by the listing standards of The Nasdaq Stock Market (the “Nasdaq Listing Standards”);
•Each member of our Audit, Compensation and Nominating and Governance Committees are “independent” under the Nasdaq Listing Standards and are otherwise qualified for membership in accordance with the relevant committee’s charter;
•The Board evaluates each candidate in the context of Board composition as a whole, and seeks to align Board composition with the Company’s strategic needs while considering relevant industry and business experience, leadership and director experience, and diversity;
•Our Board has a Lead Independent Director, and five of our six nominees for the Board are independent;
•No nominee for director serves on more than three other public company boards (four public company boards in total);
•Each regular meeting of the Board includes an executive session at which no employee directors or other employees are present, presided over by the Lead Independent Director;
•The Board evaluates its performance and the performance of its committees on an annual basis through an evaluation process administered by the Nominating and Governance Committee;
•The Compensation Committee determines the criteria by which the Chief Executive Officer is evaluated and conducts a review, at least annually, of the performance of the Chief Executive Officer; and
•Stockholders shall have reasonable access to directors at annual meetings of stockholders and an opportunity to communicate directly with directors on appropriate matters.
Environmental, Social, and Governance
The Company’s datacenters are served by transmission networks that move substantial volumes of power with a primary focus on renewable energy that is often stranded due to lack of local demand. Additionally, the Company is capable of scaling services based on power production, ramping up or down our load on the grid, providing demand to renewable energy operators with no material interruption to their product or end-users, which has little negative impact on grid stability or congestion. The Company also takes measures to reduce waste and the use of water and chemicals harmful to the environment.
The Company seeks areas in which its digital infrastructure buildout would affect positive change and serve communities, many of which are rural. Specifically, the Company aims to bolster local governments in their promotion of renewable power production and to provide residents of these areas with higher income career opportunities.

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Proxy Summary

The Company seeks to have strong corporate governance, including a management team highly aligned with stockholders and a diverse Board of Directors. Named Executive Officers and directors of the Company own approximately 23.7% of the Company’s outstanding common stock. Six of the seven nominees for director are independent, and three of the seven nominees are female, one of whom is a minority.

The Board recommends a vote “FOR” each of the director nominees named above for re-election to the Board.
PROPOSAL TWO
Ratification of Marcum LLP as Our Independent Registered Public Accounting Firm (page 45)
The Audit Committee of the Board has appointed Marcum LLP to continue to serve as our independent registered public accounting firm for the fiscal year ended May 31, 2024.
Marcum LLP has served as our independent registered public accounting firm since June 2021.
The Audit Committee evaluates the qualifications, performance and independence of Applied Digital’s independent registered public accounting firm to determine whether to re-engage the same independent registered public accounting firm or whether it should be rotated.
Based on this evaluation, the Audit Committee believes that the continued retention of Marcum LLP is in the best interests of Applied Digital and its stockholders.

The Board recommends a vote “FOR” ratification of the appointment of Marcum LLP as our independent registered public accounting firm for the fiscal year ended May 31, 2024.
PROPOSAL THREE
Advisory Vote on Executive Compensation (page 48)
Overview of Executive Compensation Practices
Incentive Structure. The core of our executive compensation philosophy going forward is that our executives’ pay should be linked to the performance of Applied Digital. For fiscal year ended May 31, 2023, the payment and magnitude of compensation bonuses were based on financial and other performance metrics as set by the Compensation Committee. For the fiscal year ended May 31, 2024, we intend to base the payment and magnitude of compensation bonuses on financial and other performance metrics as set by the Compensation Committee.
Our executive compensation policies align our executives’ interests with those of our stockholders.
Below is a summary of our key executive compensation and corporate governance practices:

What We Do	What We Do Not Do
Annually assess the risk-reward balance of our compensation programs in order to mitigate undue risks in our programs	No pension plans or Supplemental Executive Retirement Plans
Provide compensation mix that involves variable pay	No hedging or pledging of our securities
An independent compensation consultant advises the Compensation Committee	No excise tax gross-ups upon a change in control

The Board recommends a vote “FOR” adoption of the resolution approving the compensation of our Named Executive Officers.

2023 Proxy Statement 3

PROPOSAL ONE
Election of Directors
BALANCED BOARD WITH UNIQUE PERSPECTIVES
We are committed to ensuring that our Board is made up of directors who bring to the Board a wealth of leadership experience, diverse viewpoints, knowledge, skills and business experience in the substantive areas that impact our business and align with our strategy.
Our Nominating and Governance Committee regularly reviews the characteristics, skills, background and expertise of the Board as a whole and its individual members to assess those traits against the developing needs of the Board and Applied Digital. Applied Digital is committed to seeking diversity and balance among directors of race, gender, geography, thought, viewpoints, backgrounds, skills, experience, and expertise and our Nominating and Governance Committee seeks to have a Board with unique and balanced perspectives. The skills, experience and background of each of our director nominees, and the characteristics that our Nominating and Governance Committee and our Board identified in connection with his or her nomination is set forth in the director nominee’s biography which starts on page 6 of this proxy statement.
BOARD INDEPENDENCE AND DIVERSITY
Independence
We seek to have a Board of Directors that brings to us a wide range of viewpoints and experiences. As discussed later in this proxy statement, we annually evaluate the independence of each of our directors utilizing the definition of “independent director” in the listing rules of the Nasdaq Stock Market.
Board Diversity
Each year, our Nominating and Governance Committee will review, with the Board, the appropriate characteristics, skills, and experience required for the Board as a whole and its individual members. In evaluating the suitability of individual candidates, our Nominating and Governance Committee will consider factors including, without limitation, an individual’s character, integrity, judgment, potential conflicts of interest, other commitments, and diversity. While we have no formal policy regarding board diversity for our Board as a whole nor for each individual member, the Nominating and Governance Committee does consider such factors as gender, race, ethnicity, experience, and area of expertise, as well as other individual attributes that contribute to the total diversity of viewpoints and experience represented on the Board.
In August 2021, the Securities and Exchange Commission (the “SEC”) approved a Nasdaq Stock Market proposal to adopt new listing rules relating to board diversity and disclosure. As approved by the SEC, the new Nasdaq listing rules require all Nasdaq listed companies to disclose consistent, transparent diversity statistics regarding their boards of directors. The rules also require most Nasdaq-listed companies to have, or explain why they do not have, at least two diverse directors,

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including one who self-identifies as female and one who self identifies as either an under-represented minority or LGBTQ+. The Board Diversity Matrix below presents the Board’s diversity statistics in the format prescribed by the Nasdaq rules.
As of September 15, 2023, the composition of our Board was as follows:

Board Diversity Matrix (As of September 15, 2023)
Total Number of Directors	6
	Female	Male	Non-Binary	Did Not Disclose Gender
Gender Identity
Directors	2	4	0	0
Demographic Background
African American or Black	0	0	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	0	0	0
Hispanic or Latinx	1	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	1	4	0	0
Two or More Races or Ethnicities	0	0	0	0
Other (Race or Ethnicity)	0	0	0	0
LGBTQ+	0	0	0	0
Did Not Disclose Demographic Background	0	0	0	0

OUR DIRECTORS AND DIRECTOR NOMINEES
Our Board, upon recommendation of our Nominating and Governance Committee, has nominated Wes Cummins, Chuck Hastings, Kelli McDonald, Douglas Miller, Virginia Moore, Richard Nottenburg and Kate Reed for election as directors of the Board.
Our Bylaws permit the Board to set the size of the Board, having no less than one (1) and no more than fifteen (15) directors. The size of the Board is currently set at six directors and will be set at seven directors if and when all director nominees are elected.
Each of our current directors serves until the next annual meeting of our stockholders or earlier death, resignation or removal. Despite the expiration of a director’s term, however, the director shall continue to serve until such director’s successor is elected and qualified or until there is a decrease in the number of directors.
Our Bylaws provide that directors will be elected by plurality of the votes cast. Thus, when the number of director nominees equals the number of directorships on the Board, each nominee needs at least one affirmative vote to be elected to the Board.
As discussed above, we believe that each of our director nominees possesses the experience, skills and qualities to fully perform his or her duties as a director and contribute to Applied Digital’s success. Our director nominees were nominated because each is of high ethical character, highly accomplished in his or her field with superior credentials and recognition, has a reputation, both personal and professional, that is consistent with Applied Digital’s image and reputation, has the ability to exercise sound business judgment, and is able to dedicate sufficient time to fulfilling his or her obligations as a

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director. Each director nominee’s principal occupation and other pertinent information about particular experience, qualifications, attributes and skills that led the Board to conclude that such person should serve as a director, appears on the following pages.
NOMINEES FOR DIRECTOR

Director Since: 2007 | Age: 45	Wes Cummins Chairman of the Board and Chief Executive Officer

Mr. Cummins has served as a member of our Board from 2007 until 2020 and from March 11, 2021 through present. During that time Mr. Cummins also served in various executive officer positions and he is currently serving as our chairman of the Board, chief executive officer, president, secretary and treasurer. Mr. Cummins was also the founder and CEO of 272 Capital LP, a registered investment advisor, which he sold to B. Riley Financial, Inc. (Nasdaq: RILY) in August 2021. Following the sale Mr. Cummins joined B. Riley as President of B. Riley Asset Management. Mr. Cummins intends to spend at least 40 hours per week on our business. Mr. Cummins has been a technology investor for over 20 years and held various positions in capital markets including positions at investment banks and hedge funds. Prior to founding 272 Capital and starting our operating business, Mr. Cummins was an analyst with Nokomis Capital, L.L.C., an investment advisory firm, a position he held from October 2012 until February 2020. Mr. Cummins also served as president of B. Riley & Co., from 2002 to 2011. Mr. Cummins also serves as a member of the boards of Sequans Communications S.A. (NYSE: SQNS), a fabless designer, developer and supplier of cellular semiconductor solutions for massive, broadband and critical Internet of Things (IoT) markets, and Vishay Precision Group, Inc. (NYSE: VPG), designer, manufacturer and marketer of sensors, and sensor-based measurement systems, as well as specialty resistors and strain gages based upon their proprietary technology. Mr. Cummins served on the board of Telenav, Inc. (NASDAQ: TNAV) from August 2016 until February 2021. He holds a BSBA from Washington University in St. Louis where he majored in finance and accounting.

We believe Mr. Cummins’ experience building a business and as a Chief Executive Officer and his experience investing in technology gives him insight and perspective into creating and building a technology-based company as well as operating a public company and enables him to be an effective board member.

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Director Since: 2021 | Age: 44 Committees: Audit, Nominating and Governance	Chuck Hastings Independent Director

Mr. Hastings currently serves as Chief Executive Officer of B. Riley Wealth Management. Mr. Hastings joined B. Riley Financial in 2013 as a portfolio manager and became Director of Strategic Initiatives at B. Riley Wealth Management in 2018 and President in 2019. Prior to joining B. Riley, Mr. Hastings served as Portfolio Manager at Tri Cap LLC and was Head Trader at GPS Partners, a Los Angeles-based hedge fund, where he managed all aspects of trading and process including price and liquidity discovery and trade execution from 2005 to 2009. While at GPS Partners, Mr. Hastings was instrumental in growing the fund with the founding partners from a small start-up to one of the largest funds on the West Coast. Earlier in his career, Mr. Hastings served as a convertible bond trader at Morgan Stanley in New York. Mr. Hastings also serves as a Board member for IQvestment Holdings. Mr. Hastings holds a B.A. in political science from Princeton University. He is a recognized leader in the financial industry with more than two decades of global financial and business expertise. .

We believe Mr. Hastings’ experience and expertise will be of tremendous value as we pursue opportunities to leverage our initial investment and build our co-hosting operations and enables him to be an effective board member.

Director Since: 2021 | Age: 45 Committees: Compensation, Nominating and Governance	Kelli McDonald Independent Director

Ms. McDonald has a passion for high impact charity work in her local community. Ms. McDonald works in merchandising and book sales for an independent bookstore. She worked in early childhood education from 2006 to 2020. She served as the Fundraising Chairperson and Social Media Manager for KSD NOW in the early inception of the district-wide supplemental nutrition program, helping social workers launch a now-vital service. In addition to work in non-profit development, early childhood education and the Literacy Project, Ms. McDonald founded NG Gives Back. She earned a Bachelor of Arts degree from The University of Wisconsin Oshkosh.

We believe Ms. McDonald’s education and community outreach background bring a unique perspective to the Board and enables her to be an effective board member.

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Proposal One

Director Since: 2021 | Age: 66 | Committees: Audit, Compensation	Douglas Miller Lead Independent Director

Mr. Miller has served as a member of the board of directors of three public companies over the past nine years: Telenav, Inc. (NASDAQ: TNAV) from July 2015 to February 2021, CareDx, Inc. (NASDAQ: CDNA) from July 2016 to May 2017, and Procera Networks, Inc. (NASDAQ: PKT) from May 2013 to June 2015. He has chaired the Audit Committee for each of these companies, and has also served as a Lead Independent Director and as chair or committee member on Compensation, Nominating and Governance and Special committees. Prior to his roles as board member, Mr. Miller served as senior vice president, chief financial officer and treasurer of Telenav, a wireless application developer specializing in personalized navigation services, from 2006 to 2012. From 2005 to 2006, Mr. Miller served as vice president and chief financial officer of Longboard, Inc., a privately held provider of telecommunications software. Prior to that, from 1998 to 2005, Mr. Miller held various management positions, including senior vice president of finance and chief financial officer, at Synplicity, Inc., a publicly traded electronic design automation company.

Mr. Miller also served as chief financial officer of 3DLabs, Inc., a publicly held graphics semiconductor company, and as an audit partner at Ernst & Young LLP, a professional services organization. Mr. Miller is a certified public accountant (inactive). He holds a B.S.C. in Accounting from Santa Clara University.

We believe Mr. Miller’s experience as a chief financial officer and board member of public companies gives him insight and perspective into how other boards function and enables him to be an effective board member.

Director Since: 2021 | Age: 50 Committees: Compensation, Nominating and Governance	Virginia Moore Independent Director

Ms. Moore is the Co-founder, and CEO since 2017, of Catavento, a home textiles company based in Los Angeles. For 7 years prior to that, Ms. Moore was a partner and Vice President of Corbis Global, a 100- person architectural and engineering outsourcing firm. Earlier in her career she held positions in Marketing and Category Management with Coca-Cola, AC Nielsen and Universal Studios Home Entertainment. Ms. Moore earned a Business Administration degree from Universidad Católica de Cordoba in her native Argentina and an MBA from ESADE Business School in Barcelona, Spain.

Ms. Moore’s business and entrepreneurial experience brings a unique perspective to our Board and enable her to be an effective board member.

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Director Since: 2021 | Age: 69 | Committees: Audit, Compensation	Richard Nottenburg Independent Director

Dr. Nottenburg is Executive Chairman of NxBeam Inc., which designs and builds leading proprietary mmWave ICs and radio products to power the next generation of satellite and terrestrial communication networks. Dr. Nottenburg is on the board of directors of Cognyte Software Ltd., (NASDAQ: CGNT),a global leader in security analytics software and Verint Systems Inc. (NASDAQ: VRNT), a customer engagement company. He serves as chairman of the compensation committee of both companies. He is also a member of the board of Sequans Communications S.A. (NYSE: SQNS), a leading developer and provider of 5G and 4G chips and modules for massive, broadband and critical IoT applications where he serves on both the audit and compensation committees. Previously, Dr. Nottenburg served as President and Chief Executive Officer and a member of the board of directors of Sonus Networks, Inc. from 2008 through 2010. From 2004 until 2008, Dr. Nottenburg was an officer with Motorola, Inc., ultimately serving as its Executive Vice President, Chief Strategy Officer and Chief Technology Officer.

We believe that Dr. Nottenburg’s deep experience in global technology-focused businesses will be a valuable resource to us as we look to leverage our supply chain and scale our operations and enable him to be an effective member of the Board.

Director Nominee | Age: 37	Kate Reed Independent Director

Ms. Reed is a director nominee bringing expertise in technology leadership including Artificial Intelligence and Analytics, Cyber Security, and Cloud Computing. Ms. Reed has served in various capacities at IBM Corporation since 2014. She has been Director of Sales, Red Hat since 2021. Prior to that she served as Strategic Partnership Executive, With Watson from 2019 to 2021, as Business Unit Executive, IBM Security Trusteer from 2017 to 2019 and initially as Strategy Leader – Enterprise Content Management, IBM Cloud. Ms. Reed continues to lead revenue generating teams, designing technology strategies that align with organizational goals, ensuring seamless integration and leveraging the latest advancements to drive business success.

We believe Ms. Reed’s experience with complex evolving technology business units will enable her to be an effective board member as we expand our business to host a variety of technologies and manage growth opportunities.

Recommendation of the Board: The Board recommends a vote “FOR” each of the director nominees.

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CORPORATE GOVERNANCE
CORPORATE GOVERNANCE GUIDELINES
The Board adopted Corporate Governance Guidelines on December 10, 2021, which pertain to the Board’s role within the Company and its composition, Board meetings, Board committees, performance evaluation of directors and officers, and Company-wide communication. Specific guidelines include the following:
•A majority of the directors on the Board should be “independent directors” consistent with definitional guidance provided by the listing standards of The Nasdaq Stock Market (the “Nasdaq Listing Standards”);
•The Board has three committees as mandated by the Nasdaq Listing Standards—an Audit Committee, a Compensation Committee and a Nominating and Governance Committee;
•Each member of the Audit, Compensation and/or Nominating and Governance Committees shall be “independent” under the Nasdaq Listing Standards and shall be otherwise qualified for membership in accordance with the relevant committee’s charter;
•The Board selects director nominees to stand for election and re-election by the Company’s stockholders and may also fill Board vacancies and newly created directorships upon recommendations from the Nominating and Governance Committee;
•The Board evaluates each candidate in the context of Board composition as a whole, and seeks to align Board composition with the Company’s strategic needs while considering relevant industry and business experience, leadership and director experience, and diversity;
•The roles of the Chair and Chief Executive Officer may be held by separate individuals or may be held by the same individual, and if the serving Chair does not qualify as independent, the independent directors shall select from among themselves a Lead Independent Director;
•Each director must obtain Board approval prior to taking on any significant additional commitment, including, but not limited to, service on the board of directors of another for-profit company;
•All directors may only serve on three other public company boards (four public company boards in total);
•A director who experiences a significant change in his or her principal business, professional position, employment or responsibility shall offer his or her resignation from the Board;
•Each director is expected to disclose any existing or proposed relationships or transactions that involve or could give rise to a conflict of interest, and shall accordingly recuse himself or herself from Board discussions if requested to do so;

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•Directors have an affirmative duty to protect and hold confidential all non-public information (whether or not material to the Company) entrusted to or obtained by a director by reason of his or her position as a director of the Company;
•Four Board meetings are calendared in advance for each year, with additional regular or special meetings held as circumstances warrant as determined by the Chair in consultation with the Lead Independent Director (if any), the Chief Executive Officer and, as appropriate, the members of the Board;
•Directors who attend fewer than 75% of regular and special meetings combined will be contacted by the Chair (or Lead Independent Director, if any) to discuss the circumstances and whether continued Board service is appropriate;
•Each regular meeting of the Board shall include an executive session at which no employee directors or other employees are present, presided over by the Chair; if an independent director, or, in the absence of an independent Chair, the Lead Independent Director;
•The Board evaluates its performance and the performance of its committees on an annual basis through an evaluation process administered by the Nominating and Governance Committee;
•The Compensation Committee determines the criteria by which the Chief Executive Officer is evaluated and conducts a review, at least annually, of the performance of the Chief Executive Officer;
•The Nominating and Governance Committee reports to the Board periodically on executive officer succession planning and leadership development processes;
•As a general matter, the Chief Executive Officer (and senior executives to whom the Chief Executive Officer further delegates) has authority to speak for the Company on most matters related to Company performance, operations and strategy; and
•Stockholders shall have reasonable access to directors at annual meetings of stockholders and an opportunity to communicate directly with directors on appropriate matters.
Certain of these guidelines are discussed in greater detail below.
BOARD LEADERSHIP STRUCTURE
Subject to the Corporate Governance Guidelines as described above, the Board has not adopted a formal policy regarding the need to separate or combine the offices of Chair of the Board and Chief Executive Officer and instead the Board remains free to make this determination from time to time in a manner that seems most appropriate for Applied Digital. Currently, Wesley Cummins serves as the Company’s Chief Executive Officer and Chair of the Board.
In order to facilitate and strengthen the Board’s independent oversight of Applied Digital’s performance, strategy and succession planning and to uphold effective governance standards, the Board has established the role of a Lead Independent Director. Our current Chair, Mr. Cummins, is not “independent” under the Nasdaq Listing Standards. Our Lead Independent Director provides leadership to the Board if circumstances arise in which the role of chief executive officer and chairperson of our Board may be, or may be perceived to be, in conflict, and perform such additional duties as our Board may otherwise determine and delegate. Douglas Miller currently serves as Applied Digital’s Lead Independent Director.
The Lead Independent Director’s duties include:
•chairing Board meetings in the absence of the Chair;

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Corporate Governance

•convening and leading executive sessions of the Board (and may exclude any non-independent director and/or the Chief Executive Officer from such sessions);
•serving as a liaison between the Chair and the independent directors;
•being available for consultation and direct communication with major stockholders as directed by the Board; and
•performing such other duties and responsibilities as requested by the Board.
BOARD INDEPENDENCE
We require that a majority of our Board and all members of our three standing Committees be comprised of directors who are “independent,” as such term is defined in the Nasdaq Listing Standards. Each year, the Board undertakes a review of director independence, which includes a review of each director nominee’s responses to questionnaires asking about any relationships with us. This review is designed to identify and evaluate any transactions or relationships between a director or any member of his or her immediate family and us, or members of our senior management or other members of our Board, and all relevant facts and circumstances regarding any such transactions or relationships. Consistent with these considerations, our Board has affirmatively determined that each of Mses. McDonald, Moore and Reed and each of Messrs. Miller, Hastings and Nottenburg are independent.
The independent members of the Board generally meet in executive session at each regularly scheduled meeting of the Board.
BOARD AND COMMITTEE SELF-EVALUATION AND REFRESHMENT
Our Board conducts annual self-evaluations to assess the effectiveness of the Board and its Committees. These annual self-evaluations are overseen by the Nominating and Governance Committee and are designed to enhance the overall effectiveness of the Board and each Committee and identify areas of potential improvement. They include written questionnaires that solicit feedback from the Board and Committee members on a range of topics, including the Committees’ roles, structure and composition; the extent to which the mix of skills, experience and other attributes of the individual directors is appropriate for the Board and each Committee; the scope of duties delegated to the Committees, including the allocation of risk assessment between the Board and its Committees; interaction with management; information and resources; the adequacy of open lines of communication between directors and members of management; the Board and Committee meeting process and dynamics; and follow-through on recommendations developed during the evaluation process.
Our Board has also implemented annual director self-assessments that require each director to assess the performance of each committee of the Board and of the Board as a whole. This process involves directors providing direct feedback to the Chair of the Board, the Lead Independent Director and the Chair of the Nominating and Governance Committee who, in turn, review the self-assessments for any actions that should be taken to enhance the effectiveness of the Board.
Following the annual self-assessments, the Nominating and Governance Committee discusses areas for potential improvement with the Board and/or relevant Committees and, if necessary, identifies steps required to implement these improvements. Director suggestions for improvements to the evaluation questionnaires and process are considered for incorporation for the following year. As part of the Nominating and Governance Committee’s discussion and evaluation of areas for improvement, board refreshment, including the commitment to have a balanced Board with diversity of skills and experience, is a topic that is considered.
The Nominating and Governance Committee and the Board regularly review Board composition to consider succession related factors, skill sets, diversity and balance. Applied Digital is committed to seeking diversity and balance on our Board with directors of race, gender, geography, thoughts, viewpoints, backgrounds, skills, experience and expertise. In

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conducting each of these director searches, our Nominating and Governance Committee considered the leadership, technical skills and operational experience that we believed would address the Board’s then current needs.
The Nominating and Governance Committee and the Board review annually succession planning for Applied Digital’s executive officers and develop and review succession planning for Board members, including succession planning for the Chair of the Board and/or Lead Independent Director.
RISK MANAGEMENT
Board Role in Management of Risk
The Board is primarily responsible for overseeing our risk management processes. The Board, as a whole, determines our appropriate level of risk, assesses the specific risks that we face, and reviews management’s strategies for adequately mitigating and managing the identified risks. Although the Board administers this risk management oversight function, the Board committees support the Board in discharging its oversight duties and address risks inherent in their respective areas. The audit committee reviews our major financial risk exposures and the steps management has taken to monitor and control such exposures, including our procedures and related policies with respect to risk assessment and risk management. Our Audit Committee also reviews matters relating to compliance, cybersecurity, and security and reports to the Board regarding such matters. The Compensation Committee reviews risks and exposures associated with compensation plans and programs. We believe this division of responsibilities is an effective approach for addressing the risks we face and that the Board leadership structure supports this approach.
Compensation Risks
For fiscal year ended May 31, 2023, as part of our risk management process, we conducted an annual comprehensive review and evaluation of our compensation programs and policies. The assessment covered each material component of executive and non-executive employee compensation. Based on a review and analysis of our incentive plans, policies and programs, we believe these programs are not reasonably likely to give rise to risks that would have a material adverse effect on our business. In evaluating our compensation components, we took into consideration the following risk-limiting characteristics:
•A significant percentage of our overall pay mix is equity-based, which, when combined with the vesting terms, aligns our executive officers’ interests with stockholders’ interests and minimizes the taking of inappropriate or excessive risk that would impair the creation of long-term stockholder value; and
•We have effective management processes for establishing key financial and operating targets, and monitoring financial and operating metrics.
ENVIRONMENTAL, SOCIAL, AND GOVERNANCE
We are firmly committed to sustainable leadership by integrating sustainability into how we do business. Our responsible practices, policies and programs reflect our commitment to making a positive impact.
Environmental
The Company prioritizes the environment, which is reflected in various stages of its operations, as described below.
The Company can locate its datacenters near renewable power assets such as wind farms to help the power owners monetize their “stranded” power, which consists of energy that is produced but not utilized due to constraints on delivering the energy to areas that might demand it. Accordingly, the Company’s location near wind farms may spur local economies and prevent such wind farms from having to reduce output. For instance, the Company operates several projects in North Dakota because there is a surplus of stranded power. North Dakota is one of the largest wind producing

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states in the United States, housing more than 2,000 turbines throughout the state. In addition to the availability of stranded power directly associated with wind farms, the Governor of North Dakota, Greg Burgum, has publicly committed to making North Dakota carbon neutral by 2030, which makes the location ideal for the Company’s infrastructure. Additionally, the Company is capable of scaling services based on power production, ramping up or down our load on the grid, providing demand to the wind farm operators with no material interruption to their product or end-users, which has little negative impact on grid stability or congestion.
In order to reduce waste from the disposal of the foam protecting hosting equipment during transport, the Company utilizes a foam densifier machine on site to melt the foam packaging, reducing the foam’s volume by 98%. The Company’s sites use very little water. There are no large amounts of chemicals on site that would risk the surrounding population. The transformers on site use specialized biodegradable and non-explosive fluids. The site does not emit exhaust into the air. There is no risk of chemical spills, and an overall low risk of any pollution. The Company’s focus on renewable energy and partnerships with local governments, communities and utilities represent the Company’s commitment to reducing carbon emissions and driving the adoption of renewable power as an environmentally conscientious business leader in the HPC digital infrastructure sector.
Social
The Company seeks areas in which its digital infrastructure buildout would affect positive change and serve communities, many of which are rural. Specifically, the Company aims to bolster local governments in their promotion of renewable power production and to provide residents of these areas with higher income career opportunities.
In furtherance of these aims, the Company visits every proposed location to meet its residents, at times through town-hall forums, identifies community needs prior to starting projects, and has donated over $130,000 to date to causes that are important to these local communities. The Company also hires local contractors and vendors for the construction of projects, which helps improve the employment rate of these local communities and in turn provides demand for other products and services generated by the local community. Because there is a limited talent-pool for next-generation data center operators, the Company develops the local workforce by using a digital learning system regarding the use of equipment in the Company’s business, and provides on-the-job training for entry level positions.
Governance
The Company seeks to have strong corporate governance, including a management team highly aligned with stockholders and a diverse Board of Directors. Named Executive Officers and directors of the Company own approximately 23.7% of the Company’s outstanding common stock. Six of the seven nominees for director are independent, and three of the seven nominees are female, one of whom is a minority.

CODE OF CONDUCT AND INSIDER TRADING POLICY
The Board has adopted our Code of Business Conduct and Ethics (our “Code of Conduct”) and our Insider Trading Policy, which we periodically revise to reflect best corporate governance practices and changes in applicable rules.
Our Code of Conduct sets forth standards of conduct applicable to employees, officers, and directors of Applied Digital, to maintain a safe and fair workplace, act in the Company’s best interests, protect Company assets and information, and comply with applicable laws, rules and regulations. Our Code of Conduct is available to view at our website, https://ir.applieddigital.com/corporate-governance/governance-documents. We intend to disclose future amendments to certain provisions of our code of business conduct and ethics, or waivers of these provisions, on our website or in public filings.
Acting in the Company’s Best Interests. Our Code of Conduct requires directors, officers and all other employees to conduct themselves in an honest and ethical manner, including the ethical handling of actual or apparent conflicts of interest. Our Code of Conduct generally requires (1) officers and directors to disclose any outside activities, financial

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interests or relationships that may present a possible conflict of interest or the appearance of a conflict to the Audit Committee and (2) employees to disclose any outside activities, financial interests or relationships that may present a possible conflict of interest or the appearance of a conflict to the Audit Committee or to the General Counsel or the General Counsel’s designee, if applicable. The Audit Committee and/or General Counsel, if applicable, will determine if any such outside activities, financial interests or relationships constitute a conflict of interest and a related person transaction on a case-by-case basis and will promptly disclose such activities, interests or relationships to the appropriate committee for their review and appropriate action, if necessary. It is our preference to avoid related person transactions generally. Under applicable Nasdaq Listing Standards, all related person transactions must be approved by our Audit Committee or another independent body of the Board. Current SEC rules applicable to smaller reporting companies, define transactions with related persons to include any transaction, arrangement or relationship (1) in which Applied Digital is a participant, (2) in which the amount involved exceeds the lesser of $120,000 or one percent of the average of Applied Digital’s total assets at May 31, 2023 and 2022, and (3) in which any executive officer, director, director nominee, beneficial owner of more than 5% of Applied Digital’s common stock, or any immediate family member of such persons has or will have a direct or indirect material interest. All directors must recuse themselves from any discussion or decision affecting their personal, business or professional interests. All related person transactions will be disclosed in our applicable SEC filings as required under SEC rules. Additionally, our Board has developed policies and procedures regarding political contributions and lobbying, which are set forth in our Code of Conduct and are reviewed annually by our Board. In accordance with this policy, we prohibit directors, officers or employees from making individual contributions with company funds; or being reimbursed for any political contributions. In those limited circumstances where Applied Digital would be permitted to make a corporate political contribution under federal, state or local laws, our Board has delegated to the General Counsel, if applicable, the responsibility for providing prior authorization for any such contribution.
Compliance with Applicable Laws, Regulations, and Rules. Our Insider Trading Policy prohibits all directors, officers and employees from engaging in transactions in our common stock (the “Common Stock”) while in possession of material non-public information and restricts directors, officers and other “designated insiders” from engaging in most transactions involving our Common Stock during periods in which we have determined that those individuals are most likely to be aware of material, non-public information.
Anti-Hedging Policy. The Company’s employees, executive officers, directors, agents, consultants and contractors are prohibited from hedging ownership of shares of Common Stock, shares of preferred stock, stock options, restricted stock, restricted stock units, warrants, debt securities, any other type of security the Company may issue, any instrument that grants to its holder a direct or indirect ownership interest in the Company or any debt obligation of the Company and any derivative securities of such securities (“Securities”), subject to certain exceptions. The following transactions by such individuals must be reviewed and pre-approved by the General Counsel, if applicable (except if the Chief Financial Officer is substituting for the General Counsel, the pre-clearance for the Chief Financial Officer is to be done by the Chief Executive Officer): (i) all pledges of Company Securities or the Securities of any other company designated by the General Counsel and (ii) the deposit in margin accounts of Company Securities or the Securities of any other company designated by the General Counsel, if applicable.
BOARD MEETINGS
During the fiscal year ended May 31, 2023, the Board held a total of six meetings. Each of our director nominees attended at least 75% of the Board meetings and meetings of the Committees on which they served during the fiscal year ended May 31, 2023. It is the policy of the Board to encourage its members to attend Applied Digital’s Annual Meeting of Stockholders.

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BOARD COMMITTEES
The Board has three standing Committees: the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. Copies of the committee charters of each of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee setting forth the respective responsibilities of the Committees can be found at https://ir.applieddigital.com/corporate-governance, and such information is also available in print to any stockholder who requests it through our Investor Relations department. Each of the Committees reviews, and revises if necessary, its respective charter not less than annually.

	Audit Committee	Compensation Committee	Nominating and Governance Committee
Wes Cummins
Chuck Hastings
Kelli McDonald
Douglas Miller
Virginia Moore
Richard Nottenburg
– Committee Chair	– Committee Member

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Audit Committee
Number of Meetings during year ended May 31, 2023: Seven
Members: Douglas Miller (Chair), Chuck Hastings, Richard Nottenburg
Responsibilities: Our Audit Committee is directly responsible for, among other things:
•selecting a firm to serve as the independent registered public accounting firm to audit our consolidated financial statements;
•ensuring the independence of the independent registered public accounting firm;
•discussing the scope and results of the audit with the independent registered public accounting firm and reviewing with management and that firm, our interim and year-end operating results;
•establishing procedures for employees to anonymously submit concerns about questionable accounting or audit matters;
•considering the adequacy of our internal controls and internal audit function;
•inquiring about significant risks, reviewing our policies for risk assessment and risk management, including cybersecurity risks, and assessing the steps management has taken to control these risks;
•reviewing and overseeing our policies related to compliance risks;
•reviewing related party transactions that are material or otherwise implicate disclosure requirements; and
•approving or, as permitted, pre-approving all audit and non-audit services to be performed by the independent registered public accounting firm.
Independence and Financial Expertise. The Board has determined that each member of the Audit Committee meets the independence requirements under the Nasdaq Listing Standards and the enhanced independence standards for audit committee members required by the SEC. Each member of our Audit Committee is financially literate. In addition, the Board has determined that Mr. Miller meets the requirements of an audit committee financial expert under SEC rules. This designation does not impose any duties, obligations, or liabilities that are greater than are generally imposed on members of our Audit Committee and our Board. For information regarding the business experience of the members of the Audit Committee, see “Proposal 1 – Election of Directors.”

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Compensation Committee
Number of Meetings during year ended May 31, 2023: Five
Members: Richard Nottenburg (Chair), Douglas Miller, Virginia Moore, Kelli McDonald
Responsibilities: The Compensation Committee is responsible for:
•reviewing and approving, or recommending that the Board approve, the compensation and the terms of any compensatory agreements of our executive officers;
•reviewing and recommending to the Board the compensation of our directors;
•administering our stock and equity incentive plans;
•reviewing and approving, or making recommendations to the Board with respect to, incentive compensation and equity plans; and
•establishing our overall compensation philosophy.
The Compensation Committee Chair reports on Compensation Committee actions and recommendations at Board of Director meetings.
Role of Compensation Consultants and Advisors and Management. The Compensation Committee has the authority, pursuant to its charter, to engage the services of outside legal or other experts and advisors as it in its sole discretion deems necessary and appropriate to assist the Compensation Committee in fulfilling its duties and responsibilities, and takes recommendations from key members of management. For 2023, the Compensation Committee selected and retained Compensia, Inc. (“Compensia”), an independent compensation consulting firm. See “Executive Compensation Overview”: for more information on Compensia and management’s recommendations with respect to executive compensation.
Independence. The Board reviewed the background, experience and independence of the Compensation Committee members based primarily on the directors’ responses to questions relating to their relationships, background and experience. Based on this review, the Board determined that each member of the Compensation Committee meets the independence requirements of the Nasdaq Listing Standards, including the heightened independence requirements specific to compensation committee members.
Compensation Committee Interlocks and Insider Participation. None of the directors who served on the Compensation Committee during fiscal year ended May 31, 2023: (i) has ever been an officer or employee of Applied Digital or (ii) had any relationship with Applied Digital during that fiscal that would require disclosure under Item 404 of Regulation S-K. During fiscal year ended May 31, 2023, none of our executive officers served as a director or member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee the entire board) of any other entity, one of whose executive officers is or has been a director of Applied Digital or a member of our Compensation Committee.

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Nominating and Corporate
Governance Committee
Number of Meetings during year ended May 31, 2023: Four
Members: Virginia Moore (Chair), Kelli McDonald, Chuck Hastings
Responsibilities: The Nominating and Governance Committee is responsible for:
•identifying and recommending candidates for membership on the Board;
•recommending directors to serve on Board committees;
•reviewing and recommending our corporate governance guidelines and policies;
•reviewing succession plans for senior management positions, including the chief executive officer;
•reviewing proposed waivers of the code of business conduct and ethics for directors, executive officers, and employees (with waivers for directors or executive officers to be approved by the Board);
•evaluating, and overseeing the process of evaluating, the performance of the Board and individual directors; and
•advising the Board on corporate governance matters.
The Nominating and Governance Committee Chair reports on Nominating and Governance Committee actions and recommendations at Board meetings.
Consideration of Director Nominees. The Nominating and Governance Committee considers possible candidates for nominees for directors from many sources, including management and stockholders. Each year, the Nominating and Governance Committee will review, with the Board, the appropriate characteristics, skills, and experience required for the Board as a whole and its individual members. In evaluating the suitability of individual candidates, our nominating and governance committee will consider factors including, without limitation, an individual’s character, integrity, judgment, potential conflicts of interest, other commitments, and diversity. While we have no formal policy regarding board diversity for our Board as a whole nor for each individual member, the Nominating and Governance Committee does consider such factors as gender, race, ethnicity and experience, area of expertise, as well as other individual attributes that contribute to the total diversity of viewpoints and experience represented on the Board.
The Nominating and Governance Committee identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to Applied Digital’s business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not wish to continue in service or if the Nominating and Governance Committee or the Board decides not to re-nominate a member for re-election, the Nominating and Governance Committee identifies the desired skills and experience of a new nominee in light of the above criteria. Current members of the Nominating and Governance Committee and Board are polled for suggestions as to individuals meeting the Criteria for Nomination of the Nominating and Governance Committee.
From time to time, the Nominating and Governance Committee has engaged, and may in the future engage, the services of executive search firms to assist the Nominating and Governance Committee and the Board in identifying and evaluating potential director candidates.

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Corporate Governance

Independence. The composition of our Nominating and Governance Committee meets the requirements for independence under the current Nasdaq listing standards and SEC rules and regulations.
DIRECTOR COMPENSATION
General. The Board maintains a compensation arrangement for the non-employee directors of the Board. The Board compensation arrangement is comprised of the following types and levels of compensation:
Retainer and Fees Paid in Cash. The following table shows the annual cash retainer fees for non-employee directors.

Base Retainer	$40,000
Audit Committee Chair	$20,000
Audit Committee Member	$10,000
Compensation Committee Chair	$15,000
Compensation Committee Member	$7,500
Nominating and Governance Committee Chair	$12,000
Nominating and Governance Committee Member	$6,000
Lead Independent Director	$25,000
Directors serving in multiple leadership roles receive incremental compensation for each role. Directors are not expected to receive additional compensation for attending regularly scheduled Board or committee meetings. For less than full years of service, the compensation paid to the non-employee directors will be prorated based on the number of days of service. Directors also receive customary reimbursement for reasonable out-of-pocket expenses related to Board service.
Equity Grants. On January 20, 2022, our 2022 Non-Employee Director Stock Plan (the “Director Plan”) became effective, which provides for grants of restricted stock to non-employee directors and for deferral of cash and stock compensation if such deferral provisions are activated at a future date. See “Director Plan” below for more information on the Director Plan. In addition to the annual cash retainer fees, directors also receive an annual grant of restricted stock valued at $160,000, calculated using the closing price of the Common Stock on the Nasdaq Global Select Market on the date of grant, which is the date of each annual meeting of stockholders, and vesting on the first anniversary of the date of grant.
Director Compensation Table. The following table presents the compensation for each person who served as a director on our Board during fiscal year ended May 31, 2023.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)	Total ($)

Chuck Hastings	33,000	210,503	0	243,503
Kelli McDonald	38,000	210,503	0	248,503
Douglas Miller	45,000	210,503	0	255,503
Virginia Moore	35,000	210,503	0	245,503
Richard Nottenburg	36,000	210,503	0	246,503
Jason Zhang(2)	0	0	11,500,000(3)	13,200,000
1.Amounts shown represent the aggregate grant date fair value, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, of awards of restricted stock granted during fiscal year ended May 31, 2023. Each director held 76,191 unvested shares of restricted stock as of May 31, 2023.
2.Jason Zhang served as a director through November 10, 2022.

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3.Of the All Other Compensation, $550,000 represents cash compensation received by Mr. Zhang for his services as a consultant to the Company through May 31, 2023 and (b) $10.95 million represents the value of 5 million RSUs awarded to Mr. Zhang as compensation for his consulting services, including services rendered prior to the fiscal year ended May 31, 2023..

THE DIRECTOR PLAN
Awards and Deferrals
The Director Plan permits (1) the grant of shares of Common Stock to each of our non-employee directors and (2) if and when authorized by the Board, the deferral by the directors of some or all of their directors’ cash retainer fee and stock compensation. The Director Plan has a term of ten years from the date on which it is approved by stockholders.
Administration
Our Chief Financial Officer (“Director Plan Administrator”) will administer the Director Plan. The Director Plan Administrator will interpret all provisions of the Director Plan, establish administrative regulations to further the purposes of the Director Plan and take any other action necessary for the proper operation of the Director Plan. All decisions and acts of the Director Plan Administrator shall be final and binding upon all participants in the Director Plan.
Eligibility
Each of our non-employee directors (a “Director”) is eligible to be a participant in the Director Plan until they no longer serve as a Director. The Board currently includes five Directors.
Share Authorization
The maximum aggregate number of shares of Common Stock that may be issued under the Director Plan is 1,833,333 shares. The aggregate fair market value (determined as of the grant date) of shares that may be issued as stock compensation to a Director in any year shall not exceed $750,000, provided, however, that with respect to new directors joining the Board, the maximum amount shall be $1,000,000 for the first year, or portion thereof, of service.
In connection with the occurrence of any corporate event or transaction (including, but not limited to, a change in our shares or our capitalization) such as a merger, consolidation, reorganization, recapitalization, separation, partial or complete liquidation, stock dividend, stock split, reverse stock split, split up, spin-off, or other distribution of our stock or property, combination of shares, exchange of shares, dividend in kind, or other like change in capital structure, number of outstanding shares or distribution (other than normal cash dividends) to our stockholders, or any similar corporate event or transaction, the Director Plan Administrator, in its sole discretion, in order to prevent dilution or enlargement of the Directors’ rights under the Director Plan, shall substitute or adjust, as applicable, the number and kind of shares that may be issued under the Director Plan, the number and kind of shares subject to outstanding grants, the annual grant limits, and other value determinations applicable to outstanding grants. The Director Plan Administrator may also make appropriate adjustments in the terms of any grants under the Director Plan to reflect or relate to such changes or distributions and to modify any other terms of outstanding grants.
Grant of Shares
As of the first day of each compensation year (as defined in the Director Plan), we will, unless a different formula is selected in accordance with the last sentence of this paragraph, grant each Director a number of shares of our Common Stock for such year determined by (i) dividing the amount of each Director’s cash retainer for the compensation year by the fair market value of the shares on the first day of the compensation year, and (ii) rounding such number of shares up to the nearest whole share. We may revise the foregoing formula for any year without stockholder approval, subject to the Plan’s overall share limits. The First Amendment to the Director Plan, adopted as of April 4, 2023 and effective as of November 10, 2022, adjusted the definition of the compensation year and changed the annual amount of shares of common stock to be awarded to the number of shares having a fair market value as of the date of grant of $160,000, rounded up to the nearest whole share.

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Vesting of Shares
Shares granted under the Director Plan will vest on the first anniversary of the grant date unless otherwise determined by the Director Plan Administrator. Unvested shares will be forfeited when a Director’s service as a director terminates, except that (i) a Director’s unvested shares shall become fully vested upon the Director’s death or disability and (ii) a Director who elects not to stand for reelection as a Director for the following compensation year shall vest in a pro-rata portion of their outstanding grants at the annual meeting at which their service as a Director terminates.
Deferral Elections
While the deferral provision is not initially effective, at any point after the Director Plan is approved, the Board may determine that non-employee directors may defer all or part of their cash compensation (in 10% increments) into a deferred cash account, and they may defer all or part of their stock compensation (in 10% increments) into a deferred stock account. Prior to the Board’s taking action to permit deferrals under the Director Plan, no cash or stock deferrals shall be permitted. Deferred cash and stock accounts, once permitted and created, would be unfunded and maintained for record keeping purposes only, and Directors wishing to defer amounts under the Director Plan would be required to make their deferral elections by December 31st (or such earlier date as the Director Plan Administrator may designate) of the calendar year preceding the calendar year in which such compensation is earned or granted or, if later, within 30 days after first becoming eligible to make deferrals under the Director Plan.
Distributions of Deferrals
Distributions of deferrals under the Director Plan, once permitted, would generally be paid in a lump sum unless the Director specifies installment payments over a period up to 10 years. Deferred cash account amounts would be paid in cash, and deferred stock would be paid in whole shares of Common Stock. Unless otherwise elected by the Director, distributions would begin on February 15th of the year following the year in which the Director ceases to be a non-employee director. A Director could also elect to have their distributions commence on (a) the February 15th of the year following the later of the year in which they cease to be a non-employee director and the year in which they attain a specified age, or (b) the February 15th of the year following the year in which they attain a specified age, without regard to whether they are still a non- employee director.
Cash deferral accounts would be credited with earnings and losses on such basis as determined by the Board or its designee, and stock deferral accounts would be credited with additional shares equal to the value of any dividends paid during the deferral period on deferred stock. Under limited hardship circumstances, Directors could withdraw some or all of the amounts of deferred cash and stock in their deferral accounts.
Change in Control
Unless otherwise determined by the Director Plan Administrator in connection with a grant, a Change in Control (as defined in the Director Plan) shall have the following effects on outstanding awards.
a.On a Change in Control in which a Director receives a replacement award with a value and terms that are at least as favorable as the Director’s outstanding awards (a “Replacement Award”), the Director’s outstanding awards shall remain outstanding subject to the terms of the Replacement Award.
b.On a Change in Control in which our shares cease to be publicly traded, the Director’s outstanding awards shall become immediately vested unless the Director receives Replacement Awards.
c.On a Change in Control in which our shares continue to be publicly traded, a Director’s outstanding awards shall remain outstanding and be treated as Replacement Awards.

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Notwithstanding the forgoing, the Director Plan Administrator may determine that any or all outstanding awards granted under the Director Plan will be canceled and terminated upon a Change in Control, and that in connection with such cancellation and termination, the Director shall receive for each share of Common Stock subject to such award a cash payment (or the delivery of shares of stock, other securities or a combination of cash, stock and securities equivalent to such cash payment) equal to the consideration received by our stockholders for a share of Common Stock in such Change in Control.
Amendment and Termination
The Director Plan Administrator may, at any time, alter, amend, modify, suspend, or terminate the Director Plan in whole or in part; provided, however, that, without the prior approval of our stockholders, no such amendment shall increase the number of shares that may be granted to any Director, except as otherwise provided in the Director Plan, or increase the total number of shares that may be granted under the Director Plan. In addition, any amendment of the Director Plan must comply with the rules of the Trading Market, and no material amendment of the Director Plan shall be made without stockholder approval if stockholder approval is required by law, regulation, or stock exchange rule.
Federal Income Tax Consequences
With respect to shares granted under the Director Plan, unless deferred if and when the Board authorizes the deferral feature, the Director will be taxed on the fair market value of such shares at ordinary income rates at the time such shares vest or, if the Director made an election under Section 83(b), on the grant date. We will receive a corresponding deduction for the same amount at the same time.
With respect to cash or shares deferred under the Director Plan, Directors will be taxed on amounts distributed to them from their deferred cash and deferred stock accounts at ordinary income rates at the time of such distributions. We will receive a deduction for the same amounts at the same time.
Upon the sale or other disposition of shares acquired by a Director under the Director Plan, the Director will recognize short-term or long-term capital gain or loss, depending on whether such shares have been held for more than one year at such time. Such capital gain or loss will equal the difference between the amount realized on the sale of such shares and the Director’s tax basis in such shares (generally, the amount previously included in income by the Director in connection with the grant or vesting of such shares). Such sale or other disposition by a Director should have no tax consequences for us.
Other Information
The number of shares to be issued in each year is not determinable, as it varies based on the amount of stock awards determined to be paid to Directors as part of their retainer fees.

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EXECUTIVE OFFICERS
Set forth below is certain information relating to our current executive officers and key employees. Biographical information with respect to Mr. Cummins is set forth above under “Proposal 1 – Election of Directors.”

CFO Since: 2021 | Age: 45	David Rench Chief Financial Officer

David Rench became our Chief Financial Officer in March 2021 and continues to serve in that capacity. Prior to joining us, Mr. Rench co-founded in 2010, and from 2010 to 2017 served as the VP of Finance and Operations of, a software startup company, Ihiji, until the company was acquired by Control4 in 2017. After the acquisition of Ihiji, Mr. Rench joined and served as Chief Financial Officer of Hirzel Capital, an investment management company, from 2017 to 2020. Mr. Rench holds a BBA from the Neeley School of Business at Texas Christian University in Fort Worth, Texas, and an MBA from the Cox School of Business at Southern Methodist University in Dallas, Texas.

CTO Since: 2023 | Age: 43	Michael Maniscalco Chief Technology Officer

Mr. Maniscalco became our Executive Vice President of Technology in September 2022, and was named Chief Technology Officer in July 2023. In 2009, Mr. Maniscalco co-founded Ihiji, a remote network management services company, where he served as the Vice President of Product through February 2018, after Ihiji was acquired in 2017. From 2018 until his employment with the Company, Mr. Maniscalco founded and served as Chief Executive Officer of Better Living Technologies from 2018 to 2022. In addition, Mr. Maniscalco has founded several other companies and organizations over the last five years.

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EXECUTIVE COMPENSATION
OVERVIEW
We are a “smaller reporting company” under applicable SEC rules and are providing disclosure regarding our executive compensation arrangements pursuant to the rules applicable to smaller reporting companies, which means that we are not required to provide a compensation discussion and analysis and certain other disclosures regarding our executive compensation.
Our compensation programs are designed to:
•Attract, motivate, incentivize, and retain employees at the executive level who contribute to our long-term success;
•Provide compensation packages to our executives that are competitive, reward the achievement of our business objectives and effectively align their interests with those of our stockholders; and
•Focus on long-term equity incentives that correlate with the growth of sustainable long-term value for our stockholders.
Our Compensation Committee is responsible for the executive compensation programs for our Named Executive Officers and reports to our Board of Directors on its discussions, decisions, and other actions. Our Chief Executive Officer makes recommendations for the respective executive officers that report to him to our Compensation Committee and typically attends Compensation Committee meetings. Our Chief Executive Officer makes such recommendations (other than with respect to himself) regarding base salary, and short-term and long-term compensation, including equity incentives, for our executive officers based on our results, an executive officer’s individual contribution toward these results, the executive officer’s role and performance of his or her duties, and his or her achievement of individual goals. Our Compensation Committee then reviews the recommendations and other data, including various compensation survey data and publicly available data of our peers, and makes decisions as to the target total direct compensation for each executive officer, including our Chief Executive Officer, as well as each individual compensation element. While our Chief Executive Officer typically attends meetings of the Compensation Committee, the Compensation Committee meets outside the presence of our Chief Executive Officer when discussing his compensation and when discussing certain other matters, as well.
Our Compensation Committee is authorized to retain the services of one or more executive compensation advisors, as it sees fit, in connection with the establishment of our executive compensation programs and related policies. In fiscal year ending May 31, 2023, the Compensation Committee retained Compensia Inc., a national compensation consulting firm with compensation expertise relating to technology and life science companies, to provide it with market information, analysis, and other advice relating to executive compensation on an ongoing basis. The Compensation Committee engaged Compensia, Inc. to, among other things, assist in developing an appropriate group of peer companies to help us determine the appropriate level of overall compensation for our executive officers, as well as to assess each separate element of compensation, with a goal of ensuring that the compensation we offer to our executive officers, individually as well as in the aggregate, is competitive and fair. We do not believe the retention of, and the work performed by, Compensia, Inc. creates any conflict of interest.

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Executive Compensation

Our 2022 Incentive Plan was approved in January 2022. Previously, compensation was primarily in the form of cash, except for grants made in 2021 outside of the 2022 Incentive Plan. Going forward, compensation will be in the form of a mix of cash and equity, and we expect equity compensation to be a significant portion of the overall pay mix.
COMPENSATION AND GOVERNANCE PRACTICES AND POLICIES
We endeavor to maintain strong governance standards in our policies and practices related to executive compensation. Below is a summary of our key executive compensation and corporate governance practices.

What We Do	What We Do Not Do
Annually assess the risk-reward balance of our compensation programs in order to mitigate undue risks in our programs	No pension plans or Supplemental Executive Retirement Plans
Provide compensation mix that more heavily weights variable pay	No hedging or pledging of our securities
An independent compensation consultant advises the Compensation Committee	No excise tax gross-ups upon a change in control
PEER GROUP
The Compensation Committee reviews market data of companies that we believe are comparable to us. With Compensia’s assistance, the Compensation Committee developed a peer group for use when making its compensation decisions for the fiscal year ending May 31, 2023, which consisted of publicly traded technology companies headquartered in the U.S. that generally had a market capitalization between 0.25x and 4.0x the Company’s market capitalization. The Compensation Committee referred to compensation data from this peer group and broader survey data (for similarly-sized companies) when making base salary, cash bonus and equity award decisions for our executive officers for the fiscal year ending May 31, 2023. The following is a list of the public companies that composed our peer group for the fiscal year ending May 31, 2023:

Alkami Technology	CleanSpark	Paya
Backblaze	Couchbase	Riot Platforms
Bakkt Holdings	Fastly	Stronghold Digital Mining
Bit Digital	Greenidge Generation Holdings	Sumo Logic
Cantaloupe	IronNet	TeraWulf
Ciphet Mining	Marathon Digital Holdings	Veritone

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BASE SALARIES
The compensation of Named Executive Officers is generally determined and approved by the Compensation Committee of the Board. The base salaries of each of the Named Executive Officers for the fiscal years ending May 31, 2022 and 2023 were as follows.

Named Executive Officer	Position	Base Salary FY22 ($)	Base Salary FY23 ($)

Wes Cummins	CEO	300,000	600,000
David Rench	CFO	240,000	350,000
Michael Maniscalco	CTO	200,000	275,000
ANNUAL BONUSES
We maintain an annual bonus program that rewards each of our Named Executive Officers for our performance against business objectives. Our Board of Directors establishes performance goals for this program each year and then evaluates performance against these established goals to determine the amount of each award. This program is based on performance over a fiscal year and pays out early in the following year, subject to the executive’s continued service through the payment date. All awards under this program are subject to the discretion of the Compensation Committee and the Board of Directors.
For the fiscal year ending May 31, 2023, the target annual bonuses for our Named Executive Officers were as follows:

Named Executive Officer	Position	Target Bonus (% of Salary)
Wes Cummins	CEO	100%
David Rench	CFO	75%
Michael Maniscalco	CTO	50%

EQUITY COMPENSATION
During the fiscal year ended May 31, 2023, we granted restricted stock units (“RSUs”) and performance stock units (“PSUs”) to each of our Named Executive Officers. We feel this equity mix effectively aligns Named Executive Officer compensation with shareholder returns while also achieving retention objectives. During the fiscal year, grants to our Named Executive Officers were as follows:

Named Executive Officer	Position	# of Restricted Stock Units	# of Performance-Based Restricted Stock Units (at target)

Wes Cummins	CEO	1,100,000	1,400,000
David Rench	CFO	460,000	490,000
Michael Maniscalco	CTO	216,000	175,000

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The RSUs are time-based and provide for vesting in tranches over three years. The PSUs are performance-based and provide for earning between 50% -250% of the employee’s target units if certain financial targets are met during the measurement period, which consists of two fiscal years, and for vesting of any earned units on the third anniversary of grant.
EMPLOYMENT AGREEMENTS WITH NAMED EXECUTIVE OFFICERS
The Company currently has employment agreements with Mr. Cummins, and Mr. Rench. The employment agreements include non-compete and non-solicitation provisions. See “Narrative Disclosure to Summary Compensation Table - Employment Agreements” below for a description of the material terms of Mr. Cummins’s and Mr Rench’s employment agreements. The Company does not currently have an employment agreement with Mr. Maniscalco.
WELFARE AND OTHER BENEFITS
The Company maintains a broad-based 401(k) plan for its employees including its Named Executive Officers. Our Named Executive Officers did not participate in, or otherwise receive any benefits under, any pension or retirement plan sponsored by us during the fiscal year ending May 31, 2023. Our Named Executive Officers did not participate in, or earn any benefits under, a nonqualified deferred compensation plan sponsored by us during the fiscal year ending May 31, 2023.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
Except as provided below, the Named Executive Officers’ employment agreements do not provide for any special payments in the event of a termination of employment or a Change in Control of the Company while the agreement is in effect.
Under the terms of each Named Executive Officer’s restricted stock award (each, an “Award”), if the Named Executive Officer’s employment terminates before the Award is vested and the termination is on account of the Named Executive Officer’s death, disability or termination by the Company without Cause (as defined in the Award), the Named Executive Officer will vest in a portion of the unvested Award based on the number of full months of employment that the Named Executive Officer has completed as of the termination date, and since the grant date of the Award. Under the terms of each Named Executive Officer’s PSU Award, the portion of the Target Award that will be earned and vested is determined based on both the months of employment completed as of the termination date and on achievement of certain performance factors defined in the Award during the period prior to the termination of employment.
In addition, if there is a change in control of the Company as defined in the Award (“Change in Control”) of the Company while the Award remains unvested, the Award will be treated in accordance with one of the following as determined by the Compensation Committee: (1) the Award may be replaced with a new award that constitutes a “Replacement Award” under the terms of the Award and relevant tax rules; (2) if the Company’s stock continues to be publicly traded on the Nasdaq Global Select Market (or another established securities market) after the Change in Control, then the Award will continue in place and be treated as a Replacement Award; or (3) if, following the Change in Control, the Company’s stock is no longer publicly traded on The Nasdaq Global Select Market (or another established securities market), the unvested portion of the Award shall become vested immediately prior to the consummation of the Change in Control. Notwithstanding any of the foregoing, the Committee may determine that any unvested portion of the Award will be cancelled and terminated for consideration instead. Notwithstanding the foregoing, for PSU Awards, if the Change in Control occurs prior to the date that the Committee determines the number of units earned under the Award, the Named Executive Officer will vest in a portion of the Award based on the months of employment completed as of the Change in Control, applied to the higher of 100% of the target Award and the amount earned based on actual performance as of the end of the last full calendar quarter preceding the Change in Control date.
If, during the 24-month period following a Change in Control, the Named Executive Officer’s employment is terminated without Cause or the Named Executive Officer resigns with Good Reason (as such terms are defined in our 2022 Incentive

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Plan), the unvested portion of an RSU Award shall become vested and payable immediately. For a PSU Award, a portion of the Award equal to the higher of 100% of the target Award and the amount earned based on actual performance as of the termination of employment shall be immediately earned, vested, and payable.

If payment of an Award in connection with a Change in Control would result in liability for an excise tax under Section 4999 of the Code for “excess parachute payments” as defined in Section 280G of the Code, the amount of the Award may be reduced to avoid imposition of the excise tax, if such reduction results in a greater post-tax benefit to the Named Executive Officer as compared to payment of the full amount of the Award and imposition of the excise tax.
SUMMARY COMPENSATION TABLE
The following discussion relates to the compensation of each of the Company’s Chief Executive Officer and its two other most highly compensated individuals who were serving as executive officers for fiscal year ended May 31, 2022, for services rendered in all capacities during such year (the “Named Executive Officers”), consisting of Wes Cummins, our Chief Executive Officer, Secretary, Treasurer, and Chair of the Board, David Rench, our Chief Financial Officer, and Michael Maniscalco, our Chief Technology Officer.

Name and Principal Position(s)	Year	Salary ($)(1)	Bonus ($)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)

Wes Cummins Chief Executive Officer, President, Secretary, Treasurer and Chair of the Board	2023	312,500	150,000	—	5,492,078	5,954,578
	2022	279,167	300,000	4,020,000	—	4,599,167
	2021	52,083	—	—	—	52,083
David Rench Chief Financial Officer	2023	272,292	339,375	—	2,098,578	2,710,245
	2022	254,707	180,000	1,339,987	—	1,774,694
	2021	41,667	20,000	—	—	61,667
Michael Maniscalco Chief Technology Officer(4)	2023	200,000	92,500	—	854,941	1,147,441
	2022	61,667	—	—	—	61,667
1. 2021 amounts represent compensation for partial year service from March 2021 through May 31, 2021.
2.Consists of value of restricted stock awards made outside of the 2022 Incentive Plan.
3.Consists of restricted stock units granted through the 2022 Incentive Plan and health care premiums paid by the Company.
4.Mr. Maniscalco joined the Company in September 2021 as EVP, Technology, and became Chief Technology Officer in July 5, 2023.

NARRATIVE DISCLOSURE TO SUMMARY COMPENSATION TABLE
Employment Agreements
Material Terms of Employment Agreement with Mr. Cummins
Wes Cummins is our Chief Executive Officer. On January 4, 2022, we and Mr. Cummins entered into an Employment Agreement, effective as of November 1, 2021, as amended on September 25, 2023 (the “Cummins Employment Agreement”).
Pursuant to the Cummins Employment Agreement, Mr. Cummins receives a base salary of $600,000 per annum, subject to annual review, and shall also be eligible for an annual bonus of up to 100% of his base salary, to be determined at our sole discretion. The term of the Cummins Employment Agreement ends on October 31, 2024, with automatic one (1) year extensions unless notice not to renew is given by either party at least 60 days prior to the relevant end date.

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The Cummins Employment Agreement granted Mr. Cummins an incentive award of 500,000 restricted shares of our Common Stock (“Restricted Stock”).
The Restricted Stock vested in accordance with the following schedule:

Number of Shares	Vesting Date*
250,000	4/1/2022
62,500	7/1/2022
62,500	10/1/2022
62,500	1/1/2023
62,500	4/1/2023
* Shares will vest on such date or the date, if later, on which the SEC declares effective a registration statement covering the resale of the shares of restricted stock, which date was October 11, 2022.
The Cummins Employment Agreement requires Mr. Cummins to devote his full time efforts to his employment duties and obligations, and provides that Mr. Cummins will be entitled to participate in all benefit plans provided to our employees in accordance with our applicable plan, policy or practices, as well as in any long-term incentive program established by us. It also provides for unlimited annual paid vacation, and reimbursement of reasonable business expenses, and provides that either party may terminate the employment arrangement pursuant to the notice requirements set forth in the Cummins Employment Agreement.
The Cummins Employment Agreement contains restrictive covenants prohibiting Mr. Cummins from disclosing our confidential information at any time, from competing with us in any geographic area where we do business during his employment, and from soliciting our employees, contractors or customers, during his employment and for one year thereafter.
The September 25, 2023, amendment (the “2023 Cummins Amendment”) removed references to the amount of Mr. Cummins’s annual base salary from Cummins Employment Agreement, and provides instead that we may review and adjust (but not downward) Mr. Cummins’s base salary from time to time, based upon his performance. The 2023 Cummins Amendment also deletes the specified percentage cap on Mr. Cummins’s annual bonus.
The 2023 Cummins Amendment further provides that if Mr. Cummins’s employment is terminated without Cause or he resigns with Good Reason (as such terms are defined in our 2022 Incentive Plan) during the 24-month period following a Change in Control, Mr. Cummins will receive a severance payment equal to two times his base salary plus his target bonus for the year in which the termination of employment occurs. The severance payment may be reduced under certain circumstances.
Finally, the 2023 Cummins Amendment provides that any dispute under the Cummins Employment Agreement is subject to binding arbitration.
Material Terms of Employment Agreement with Mr. Rench
David Rench is our Chief Financial Officer. On January 4, 2022, we and Mr. Rench entered into an Employment Agreement, effective as of November 1, 2021, as amended on September 25, 2023 (the “Rench Employment Agreement”).
Pursuant to the Rench Employment Agreement, Mr. Rench receives a base salary of $350,000 per annum, subject to annual review, and shall also be eligible for an annual bonus of up to 75% of his base salary, to be determined at our sole discretion. The term of the Rench Employment Agreement ends on October 31, 2024, with automatic one (1) year extensions unless notice not to renew is given by either party at least 60 days prior to the relevant end date.

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The Rench Employment Agreement granted Mr. Rench an incentive award of 166,666 shares of Restricted Stock. The Restricted Stock will vest in accordance with the following schedule:

Number of Shares	Vesting Date*
83,333	4/1/2022
20,833	7/1/2022
20,833	10/1/2022
20,833	1/1/2023
20,834	4/1/2023
* Shares will vest on such date or the date on which the SEC declares effective a registration statement covering the resale of the shares, if later, which date was October 11, 2022.
The Rench Employment Agreement requires Mr. Rench to devote forty (40) hours per week to his employment duties and obligations, and provides that Mr. Rench will be entitled to participate in all benefit plans provided to our employees in accordance with our applicable plan, policy or practices, as well as in any long-term incentive program established by us. It also provides for unlimited annual paid vacation, and reimbursement of reasonable business expenses, and provides that either party may terminate the employment arrangement pursuant to the notice requirements set forth in the Rench Employment Agreement.
The Rench Employment Agreement contains restrictive covenants prohibiting Mr. Rench from disclosing our confidential information at any time, from competing with us in any geographic area where we do business during his employment, and from soliciting our employees, contractors or customers, during his employment and for one year thereafter.
On July 18, 2022, the Compensation Committee increased Mr. Rench’s annual base salary to $275,000, effective August 1, 2022.
The September 25, 2023, amendment (the “2023 Rench Amendment”) removed references to the amount of Mr. Rench’s annual base salary from Rench Employment Agreement, and provides instead that we may review and adjust (but not downward) Mr. Rench’s base salary from time to time, based upon his performance. The 2023 Rench Amendment also deletes the specified percentage cap on Mr. Rench’s annual bonus.
The 2023 Rench Amendment further provides that if Mr. Rench’s employment is terminated without Cause or he resigns with Good Reason (as such terms are defined in our 2022 Incentive Plan) during the 24-month period following a Change in Control, Mr. Rench will receive a severance payment equal to two times his base salary plus his target bonus for the year in which the termination of employment occurs. The severance payment may be reduced under certain circumstances.
Finally, the 2023 Rench Amendment provides that any dispute under the Rench Employment Agreement is subject to binding arbitration.
Material Terms of Employment Agreement with Mr. Maniscalco
Michael Maniscalco is our Chief Technology Officer. On September 25, 2023, we and Mr. Maniscalco entered into an Employment Agreement, effective as of September 25, 2023 (the “Maniscalco Employment Agreement”).
Mr. Maniscalco receives a base salary of $275,000 per annum, subject to annual review, and shall also be eligible for an annual bonus, to be determined at our sole discretion. Pursuant to the Maniscalco Employment Agreement, we may review and adjust (but not downward) Mr. Maniscalco’s base salary from time to time, based upon his performance. The

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term of the Maniscalco Employment Agreement ends on October 31, 2024, with automatic one (1) year extensions unless notice not to renew is given by either party at least 60 days prior to the relevant end date.
The Maniscalco Employment Agreement requires Mr. Maniscalco to devote his full time efforts to his employment duties and obligations, and provides that Mr. Maniscalco will be entitled to participate in all benefit plans provided to our employees in accordance with our applicable plan, policy or practices, as well as in any long-term incentive program established by us. It also provides for unlimited annual paid vacation, and reimbursement of reasonable business expenses, and provides that either party may terminate the employment arrangement pursuant to the notice requirements set forth in the Maniscalco Employment Agreement. If Mr. Maniscalco’s employment is terminated without Cause or he resigns with Good Reason (as such terms are defined in our 2022 Incentive Plan) during the 24-month period following a Change in Control, Mr. Maniscalco will receive a severance payment equal to two times his base salary plus his target bonus for the year in which the termination of employment occurs. The severance payment may be reduced under certain circumstances.
The Maniscalco Employment Agreement contains restrictive covenants prohibiting Mr. Maniscalco from disclosing our confidential information at any time, from competing with us in any geographic area where we do business during his employment, and from soliciting our employees, contractors or customers, during his employment and for one year thereafter. Any dispute under the Maniscalco Employment Agreement is subject to binding arbitration.
Severance Agreements
None of our employees have severance agreements.
Outstanding Equity Awards at Fiscal Year-End

Outstanding Equity Awards at May 31, 2023
Stock Awards
	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Wes Cummins	416,667(1) 600,000(2) 700,000(3)	3,487,503 5,022,000 5,859,000
David Rench	208,334(4) 210,000(5) 245,000(6)	1,743,756 1,757,700 2,050,650
Michael Maniscalco	125,000(7) 75,000(8) 87,500(9)	1,046,250 627,750 732,375
1.Consists of restricted stock units that vest as follows: 83,333 on each of August 5, 2023, August 5, 2024 and February 5, 2025 and 83,334 on each of February 5, 2024 and August 5, 2025.
2.Consists of restricted stock units that vest as follows: 200,000 on April 4, 2024 and 100,000 on each of October 4, 2024, April 4, 2025, October 4, 2025 and April 4, 2026.
3.Consists of performance stock units, at threshold, that may be earned during the two fiscal years beginning in 2023 and 2024 if certain financial performance criteria are met and will vest on April 4, 2026.
4.Consists of restricted stock units that vest as follows: 41,667 on each of August 5, 2023, February 5, 2024, February 5, 2025 and August 5, 2025 and 41,666 on August 5, 2024.
5.Consists of restricted stock units that vest as follows: 70,000 on April 4, 2024 and 35,000 on each of October 4, 2024, April 4, 2025, October 4, 2025 and April 4, 2026.
6.Consists of performance stock units, at threshold, that may be earned during the two fiscal years beginning in 2023 and 2024 if certain financial performance criteria are met and will vest on April 4, 2026.

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7.Consists of restricted stock units that vest as follows: 30,556 on August 5, 2023, and 23,611 on each of February 5, 2024, August 5, 2024, February 5, 2025 and August 5, 2025.
8.Consists of restricted stock units that vest as follows: 25,000 on April 4, 2024 and 12,500 on each of October 4, 2024, April 4, 2025, October 4, 2025 and April 4, 2026.
9.Consists of performance stock units, at threshold, that may be earned during the two fiscal years beginning in 2023 and 2024 if certain financial performance criteria are met and will vest on April 4, 2026.
EQUITY COMPENSATION PLANS
The following table sets forth certain information, as of May 31, 2023, regarding the shares of the Company’s Common Stock authorized for issuance under the Company’s equity compensation plans.

Plan	Number of shares of Common Stock issuable upon exercise of outstanding options, warrants or rights (#)(1)	Weighted average of exercise price of outstanding ($)	Number of shares of Common Stock remaining available for future issuance (#)

2022 Incentive Plan	—	—	5,085,720
2022 Non-Employee Director Stock Plan (“Director Plan”)	—	—	1,359,229
Compensation plans not approved by stockholders(1)	895,839	—	—
1.Reflects restricted stock units granted to consultants of the Company, which grants were not granted under any Company equity plan.

On October 9, 2021, our Board approved two equity incentive plans, which our stockholders approved on January 20, 2022. The two plans consist of the 2022 Incentive Plan (the “Incentive Plan”), which provides for grants of various equity awards to our employees and consultants, and the Director Plan, which provides for grants of restricted stock to non-employee directors and for deferral of cash and stock compensation if such deferral provisions are activated at a future date. The description of the Incentive Plan is below. The description of the Director Plan is provided elsewhere in this proxy statement.
The Incentive Plan
The following summary of the material features of the Incentive Plan is qualified in its entirety by reference to the Incentive Plan, a copy of which is attached as an exhibit to our Annual Report on Form 10-K.

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Administration
The Compensation Committee administers the Incentive Plan. The Compensation Committee has full and exclusive discretionary power to interpret the terms and the intent of the Incentive Plan and any award agreement or other agreement or document ancillary to or in connection with the Incentive Plan, to select eligible employees and third-party service providers to receive awards (“Participants”), to determine eligibility for awards and to adopt such rules, regulations, forms, instruments, and guidelines for administering the Incentive Plan as it may deem necessary or proper. Such authority shall include, but not be limited to, selecting award recipients, establishing all award terms and conditions, including the terms and conditions set forth in award agreements, granting awards as an alternative to or as the form of payment for grants or rights earned or due under compensation plans, service contracts or other of our arrangements, construing any ambiguous provision of the Incentive Plan or any award agreement, and, subject to stockholder or Participant approvals as may be required, adopting modifications and amendments to the Incentive Plan or any award agreement. All actions taken and all interpretations and determinations made by the Compensation Committee shall be final and binding upon Participants, us, and all other interested individuals.
The Compensation Committee may delegate its administrative duties or powers to one or more of its members or to one or more of our officers, our affiliates or subsidiaries, or to one or more agents or advisors. However, the authority to grant awards to individuals who are subject to Section 16 of the Exchange Act, cannot be delegated to anyone who is not a member of the Compensation Committee. As used in this summary, the term “Incentive Plan Administrator” means the Compensation Committee and any delegate, as appropriate.
Eligibility
Any employee of, and any third-party service provider to, us, an affiliate or a subsidiary is eligible to participate in the Incentive Plan if selected by the Incentive Plan Administrator. We are not able to estimate the number of individuals that the Incentive Plan Administrator will select to participate in the Incentive Plan or the type or size of awards that the Incentive Plan Administrator will approve. Therefore, the benefits to be allocated to any individual or to various groups of individuals are not presently determinable.
Awards
Under the Incentive Plan, if approved by stockholders, we will be able to grant non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, cash-based awards and other stock-based awards.
Options. Options granted under the Incentive Plan may be incentive stock options (“ISOs”) or non-qualified stock options. Options entitle the Participant to purchase a specified number of shares of Common Stock from us at a specified option price, subject to applicable vesting conditions and such other provisions as the Incentive Plan Administrator may determine consistent with the Incentive Plan, including, without limitation, restrictions on transferability of the underlying shares. The per-share option price will be fixed by the Incentive Plan Administrator at the time the option is granted, but cannot be less than the per- share fair market value of the underlying Common Stock on the date of grant (or, with respect to ISOs, in the case of a holder of more than 10 percent of outstanding voting securities, 110 percent of such per share fair market value). The option price may be paid, in the Incentive Plan Administrator’s discretion, in cash or its equivalent, with shares of Common Stock, by a cashless, broker-assisted exercise, or a combination thereof, or any other method accepted by the Compensation Committee.
The minimum vesting period for an option is generally one year. The maximum period in which a vested option may be exercised will be fixed by the Incentive Plan Administrator at the time the option is granted but cannot exceed 10 years (five years for ISOs granted to a holder of more than 10 percent of our outstanding voting securities). The Award Agreement will set forth the extent to which a Participant may exercise the option following termination of employment. No employee may be granted ISOs that are first exercisable in a calendar year for Common Stock having an aggregate fair market value (determined as of the date the option is granted) exceeding $100,000.

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SARs. A stock appreciation right (“SAR”) entitles the Participant to receive an amount upon exercise equal to the excess of the fair market value of one share of Common Stock on the exercise date over the grant price of the SAR. SARs shall be subject to applicable vesting conditions and such other provisions as the Incentive Plan Administrator may determine consistent with the Incentive Plan, including, without limitation, mandatory holding periods for any shares received upon exercise. The grant price per SAR shall be determined by the Incentive Plan Administrator, but cannot be less than the fair market value of one share of Common Stock on the grant date.
The minimum vesting period for a SAR is generally one year. The maximum period in which a vested SAR may be exercised will be fixed by the Incentive Plan Administrator at the time the SAR is granted, but generally cannot exceed 10 years. The Award Agreement shall set forth the extent to which a Participant may exercise the SAR following termination of employment. The amount payable upon the exercise of an SAR may, in the Incentive Plan Administrator’s discretion, be settled in cash, Common Stock, or a combination thereof, or any other manner approved by the Incentive Plan Administrator.
Restricted Stock and Restricted Stock Units. Restricted stock is Common Stock issued to a Participant subject to applicable vesting and other restrictions. Restricted stock units are similar to restricted stock except that no shares of Common Stock are actually issued to the Participant unless and until the restrictions on the award lapse. An award of restricted stock or restricted stock units will be forfeitable, or otherwise restricted, until conditions established at the time of the grant are satisfied. These conditions may include, for example, a requirement that the Participant complete a specified period of service or the attainment of certain performance objectives. Any restrictions imposed on an award of restricted stock or restricted stock units will be prescribed by the Incentive Plan Administrator.
The minimum vesting period for restricted stock and restricted stock units is generally one year. The Award Agreement shall set forth the extent to which a Participant may retain restricted stock or restricted stock units following termination of employment. Participants may be granted full voting rights with respect to restricted stock during the applicable restriction period, but will have no voting rights with respect to restricted stock units until Common Stock is issued in settlement thereof. Restricted stock will become freely transferable by the Participant after all conditions and restrictions have been satisfied. Vested restricted stock units may, in the Incentive Plan Administrator’s discretion, be settled in cash, Common Stock, or a combination of cash and Common Stock or any other manner approved by the Incentive Plan Administrator.
Performance Shares and Performance Units. A performance share award entitles a Participant to receive a payment equal to the fair market value of a specific number of shares of Common Stock, subject to applicable performance and vesting conditions. A performance unit award is similar to a performance share award except that a performance unit award is not necessarily tied to the value of Common Stock. The Incentive Plan Administrator will prescribe, as set forth in an award agreement, the performance conditions that must be satisfied during the applicable performance period for an award of performance shares or performance units to be earned. The Incentive Plan Administrator may also impose time-based vesting conditions on the payment of earned performance shares or performance units.
The minimum performance period or vesting period for performance shares and performance units is generally one year. The award agreement shall set forth the extent to which a Participant may retain performance units and performance shares following termination of employment. To the extent that performance units or performance shares are earned and vested, the obligation may be settled in cash, Common Stock or a combination of cash and Common Stock. If the award is settled in shares of Common Stock, the shares may be subject to additional restrictions deemed appropriate by the Incentive Plan Administrator.
Cash-Based Awards and Other Stock-Based Awards. The Incentive Plan also allows the Incentive Plan Administrator to make cash-based awards and other stock-based awards to Participants on such terms and conditions as the Incentive Plan Administrator prescribes, including without limitation, time-based and performance-based vesting conditions. The minimum vesting period for other stock-based awards is generally one year. The award agreement shall set forth the extent to which a Participant may retain cash-based and other stock and equity-based awards following termination of

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employment. To the extent that any cash-based and other stock and equity-based awards are granted, they may, in the Incentive Plan Administrator’s discretion, be settled in cash or Common Stock.
Dividend Equivalents
Participants may be granted dividend equivalents based on the dividends declared on shares that are subject to any award during the period between the grant date and the date the Award is exercised, vests or expires. The payment of dividends and dividend equivalents prior to an award becoming vested is prohibited, and the Incentive Plan Administrator shall determine the extent to which dividends and dividend equivalents may accrue during the vesting period.
Minimum Vesting of Stock-Based Awards
Awards granted under the Incentive Plan are generally subject to a minimum vesting period of at least one year. Awards may be subject to cliff-vesting or graded-vesting conditions, with graded vesting starting no earlier than one year after the grant date. The Incentive Plan Administrator may provide for shorter vesting periods in an award agreement for no more than five percent of the maximum number of shares authorized for issuance under the Incentive Plan.
Transferability
In general, awards available under the Incentive Plan will be nontransferable except by will or the laws of descent and distribution.
Performance Objectives
The Compensation Committee shall have full discretionary authority to select performance measures and related performance goals upon which payment or vesting of an award depends. Performance measures may relate to financial metrics, non-financial metrics, GAAP and non-GAAP metrics, business and individual objectives or any other performance metrics that the Compensation Committee deems appropriate.
The Compensation Committee may provide in any award that any evaluation of performance may include or exclude any of the following events that occurs during a performance period: (a) asset write- downs, (b) litigation or claim judgments or settlements, (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, (e) extraordinary nonrecurring items as described in management’s discussion and analysis of financial condition and results of operations appearing in the our annual report to stockholders for the applicable year, (f) acquisitions or divestitures, and (g) foreign exchange gains and losses.
The Compensation Committee shall retain the discretion to adjust performance-based awards upward or downward, either on a formula or discretionary basis or any combination, as the Committee determines.
Change in Control
Unless otherwise provided in an award agreement or otherwise determined by the Compensation Committee, upon a Change in Control the following shall occur:
a.For awards other than performance awards, a Replacement Award (that is, an award with a value and terms that are at least as favorable as the outstanding award) may be issued;
b.For awards other than performance awards, if a Replacement Award is not issued and our Common Stock ceases to be publicly traded after the Change in Control, such awards shall be immediately vested and exercisable upon such Change in Control;
c.For unearned performance awards, the award shall be (i) earned on a pro-rata basis at the higher of actual or target performance and (ii) measured as of the end of the calendar quarter before the effective date of the Change in Control, or if the award is stock-price based, as of the effective date of the Change in Control;

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d.For earned but unvested performance awards, the award shall be immediately vested and payable as of the effective date of the Change in Control;
e.For awards other than performance awards, if our Common Stock continues to be publicly traded after a Change in Control, such awards shall continue under their applicable terms, unless otherwise determined by the Compensation Committee.
Notwithstanding the forgoing, in the case of awards other than performance awards, the Compensation Committee may cancel such awards, and the award holders shall receive shares or cash equal to the difference between the amount stockholders receive for their shares pursuant to the Change in Control event and the purchase price per share, if any, under the award.
Except as may be provided in a severance compensation agreement between us and the Participant, if, in connection with a Change in Control, a Participant’s payment of any awards will cause the Participant to be liable for federal excise tax levied on certain “excess parachute payments,” then either (i) all payments otherwise due or (ii) the reduced payment amount to avoid an excess parachute payment, whichever will provide the Participant with the greater after-tax economic benefit taking into account any applicable excise tax, shall be paid to the Participant. In no event will any Participant be entitled to receive any kind of gross-up payment or reimbursement for any excise taxes payable in connection with Change in Control payments.
Share Authorization
The maximum aggregate number of shares of Common Stock that may be issued under the Incentive Plan was initially 13,333,333 shares. On January 1st of each year, for a period of not more than nine years, beginning on January 1, 2023 and ending on (and including) January 1, 2031, the number of shares authorized under the Incentive Plan automatically increases in an amount equal to 3% of the total number of shares of Common Stock outstanding on December 31st of the preceding calendar year. On January 1, 2023, 2,834,229 shares were added to the Incentive Plan, resulting in a new number of shares authorized under the Incentive Plan of 16,167,562, all of which can be issued pursuant to the exercise of incentive stock options.
In connection with any corporate event or transaction (including, but not limited to, a change in our shares or our capitalization)such as a merger, consolidation, reorganization, recapitalization, separation, partial or complete liquidation, stock dividend, stock split, reverse stock split, split up, spin off, or other distribution of our stock or property, combination of shares, exchange of shares, dividend in kind, or other like change in capital structure, number of outstanding shares or distribution (other than normal cash dividends) to our stockholders, or any similar corporate event or transaction, the Compensation Committee, in its sole discretion, in order to prevent dilution or enlargement of Participants’ rights under the Incentive Plan, shall substitute or adjust, as applicable, the number and kind of shares that may be issued under the Incentive Plan or under particular forms of awards, the number and kind of shares subject to outstanding awards, the option price or grant price applicable to outstanding awards, and other value determinations applicable to outstanding awards. The Compensation Committee may also make appropriate adjustments in the terms of any awards under the Incentive Plan to reflect or relate to such changes or distributions and to modify any other terms of outstanding awards, including modifications of performance goals and changes in the length of performance periods.
If an award entitles the holder to receive or purchase shares of Common Stock, the shares covered by such award or to which the award relates shall be counted against the aggregate number of shares available for awards under the Incentive Plan as follows:
a.With respect to any awards, the number of shares available for awards shall be reduced by one share for each share covered by such award or to which the award relates; and

2023 Proxy Statement 37

Executive Compensation

b.Awards that do not entitle the holder to receive or purchase shares and awards that are settled in cash shall not be counted against the aggregate number of shares available for awards under the Incentive Plan.
In addition, any shares related to awards which terminate by expiration, forfeiture, cancellation, or otherwise without issuance of shares shall be available again for grant under the Incentive Plan.
In no event, however, will the following shares again become available for awards or increase the number of shares available for grant under the Incentive Plan:
a.shares tendered by the Participant in payment of the exercise price of an option;
b.shares withheld from exercised awards for tax withholding purposes;
c.shares subject to a SAR that are not issued in connection with the settlement of that SAR; and
d.shares repurchased by us with proceeds received from the exercise of an option.
Amendment and Termination
No award may be granted under the Incentive Plan after 10 years from the date the Incentive Plan was approved by stockholders. The Compensation Committee may, at any time and from time to time, alter, amend, modify, suspend, or terminate the Incentive Plan and any award agreement in whole or in part; provided, however, that, (i) without the prior approval of our stockholders, options or SARs issued under the Incentive Plan will not be repriced, repurchased (including a cash buyout), replaced, or re-granted through cancellation, or by lowering the option price of a previously granted option or the grant price of a previously granted SAR (except in connection with a permitted adjustment in authorized shares described above), and (ii) any amendment of the Incentive Plan must comply with the rules of the primary stock exchange or trading market, if any, that our Common Stock is publicly traded on (the “Trading Market”), and (iii) no material amendment of the Incentive Plan shall be made without stockholder approval if stockholder approval is required by law, regulation, or Trading Market rule.
The Compensation Committee may make adjustments in the terms and conditions of, and the criteria included in, awards in recognition of unusual or nonrecurring events affecting us or our financial statements or of changes in applicable laws, regulations, or accounting principles, whenever the Compensation Committee determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under the Incentive Plan.
Notwithstanding the foregoing, no termination, amendment, suspension, or modification of the Incentive Plan or an award agreement shall adversely affect in any material way any award previously granted under the Incentive Plan, without the written consent of the Participant holding such award.
Federal Income Tax Consequences
We have been advised by counsel regarding the federal income tax consequences of the Incentive Plan. No income is recognized by a Participant at the time an option or SAR is granted. If the option is an ISO, no income will be recognized upon the Participant’s exercise of the option (except that the alternative minimum tax may apply). Income is recognized by a Participant when they dispose of shares acquired under an ISO. The exercise of a non-qualified stock option or SAR generally is a taxable event that requires the Participant to recognize, as ordinary income, the difference between the shares’ fair market value and the option price. If a Participant disposes of shares acquired under an ISO before two years after the ISO was granted, or before one year after the ISO was exercised, this is a “disqualifying disposition” and any gain recognized by the Participant upon the disposition of such shares will be taxed as ordinary income to the extent such gain does not exceed the fair market value of such shares on the date the ISO was exercised over the option price.

38 2023 Proxy Statement

Executive Compensation

Income is recognized on account of the award of restricted stock and performance shares when the shares first become transferable or are no longer subject to a substantial risk of forfeiture unless the Participant makes an election to recognize income on the grant date under Section 83(b) of the Code. At the applicable time, the Participant recognizes income equal to the fair market value of the Common Stock.
With respect to awards of performance units, restricted stock units, and cash-based awards, a Participant will recognize ordinary income equal to any cash that is paid and the fair market value of Common Stock that is received in settlement of an award.
Except in the case of a disqualifying distribution of shares acquired upon the exercise of an ISO, as described above, upon the sale or other disposition of shares acquired by a Participant under the Incentive Plan, the Participant will recognize short-term or long-term capital gain or loss, depending on whether such shares have been held for more than one year at such time. Such capital gain or loss will equal the difference between the amount realized on the sale of the shares and the Participant’s tax basis in such shares (generally, the amount previously included in income by the Participant in connection with the grant or vesting of the shares or the exercise of the related option).
We generally will be entitled to claim a federal income tax deduction on account of the exercise of a non-qualified stock option or SAR or upon the taxability to the recipient of restricted stock and performance shares, the settlement of a performance unit or restricted stock unit, and the payment of a cash-based or other stock-based award (subject to tax limitations on our deductions in any year that certain remuneration paid to certain executives exceeds $1 million). The amount of the deduction is equal to the ordinary income recognized by the Participant. We will not be entitled to a federal income tax deduction on account of the grant or the exercise of an ISO unless the Participant has made a “disqualifying disposition” of the shares acquired on exercise of the ISO, in which case we will be entitled to a deduction at the same time and in the same amount as the Participant’s recognition of ordinary income. Except in the case of a disqualifying disposition of shares acquired on exercise of an ISO, a Participant’s sale or other disposition of shares acquired under the Incentive Plan should have no tax consequences for us.
PAY VERSUS PERFORMANCE DISCLOSURE
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between “compensation actually paid” (“CAP”) to our principal executive officer (“PEO”) and to our non-PEO NEOs and certain financial performance of the Company. The data included in the CAP columns does not reflect the actual amount of compensation earned or paid to our executive officers during the applicable fiscal year and it is reported solely pursuant to the new SEC rules. The CAP amount also does not represent amounts that have actually been earned or realized, including with respect to certain equity awards, for which performance conditions for these equity awards have not yet been satisfied. To this end, information in the following table may not reflect whether compensation actually realized is aligned with performance. The Compensation Committee did not consider the pay versus performance disclosure in making its pay decisions for any of the years shown. For further information concerning the Company’s pay-for-performance philosophy and how the Company aligns executive compensation with the Company’s performance, refer to the Overview of Executive Compensation above.

2023 Proxy Statement 39

Executive Compensation

PAY VERSUS PERFORMANCE TABLE

Year (a)[1]	Summary Compensation Table Total for PEO (b)[2] ($)	Compensation Actually Paid for PEO (c)[3] ($)	Average Summary Compensation Table Total for Non-PEO NEOs (d)[2] ($)	Average Compensation Actually Paid for Non-PEO NEOs (e)[4] ($)	Value of Initial Fixed $100 Investment	Total Shareholder Return (f)[5] ($)

					Total Shareholder Return (f)[5] ($)

2023	5,954,578	19,471,246	1,928,843	5,883,078	173	(44,646,000)
2022	4,599,167	2,994,167	1,371,847	943,852	100	(23,520,000)
The company first became required to report pursuant to Section 13(a) or 15(d) of the Exchange Act in 2022.
1.Wes Cummins served as the Company’s Principal Executive Officer (PEO) for the entirety of 2022 and 2023; the Company’s other Named Executive Officers (NEO) were David Rench and Regina Ingel for 2022, and David Rench and Michael Maniscalco for 2023.
2.Amounts reported in this column represent (i) the total compensation reported in the Summary Compensation Table for the applicable year in the case of Wes Cummins and (ii) the average of the total compensation reported in the Summary Compensation Table for the applicable year for the Company’s NEOs for the applicable year other than the PEO for such years.
3.Amounts reported in this column represent the Compensation Actually Paid (“CAP”) to Wes Cummins as the Company’s PEO in the indicated fiscal years, as calculated per the SEC disclosure rules based on his total compensation reported in the Summary Compensation Table for the indicated fiscal years and adjusted as shown in the table below:

PEO	2022 ($)	2023 ($)

Summary Compensation Table - Total Compensation(a)	4,599,167	5,954,578
–
Grant Date Fair Value of Stock Awards and Option Awards Granted in Fiscal Year(b)	4,020,000	5,455,000
+
Fair Value at Fiscal Year End of Outstanding and Unvested Stock Awards and Option Awards Granted in Fiscal Year(c)	2,415,000	20,227,503
+
Change in Fair Value of Outstanding and Unvested Stock Awards and Option Awards Granted in Prior Fiscal Years(d)	0	0
+
Fair Value at Vesting of Stock Awards and Option Awards Granted in Fiscal Year That Vested During Fiscal Year(e)	0	$274,166
+
Change in Fair Value as of Vesting Date of Stock Awards and Option Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year(f)	0	(1,530,000)
–
Fair Value as of Prior Fiscal Year End of Stock Awards and Option Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year(g)	0	0
=
Compensation Actually Paid	2,994,167	19,471,246
a.Represents Total Compensation as reported in the Summary Compensation Table for the indicated fiscal year.

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Executive Compensation

b.Represents the aggregate grant date fair value of the stock awards and option awards granted to Wes Cummins during the indicated fiscal year, computed in accordance with FASB ASC 718. Amounts shown are the amounts reported in the Summary Compensation Table.
c.Represents the aggregate fair value as of the indicated fiscal year-end of Wes Cummins outstanding and unvested stock awards and option awards granted during such fiscal year, computed in accordance with FASB ASC 718.
d.Represents the aggregate change in fair value during the indicated fiscal year of the outstanding and unvested stock awards and option awards held by Wes Cummins as of the last day of the indicated fiscal year, computed in accordance with FASB ASC 718.
e.Represents the aggregate fair value at vesting of the stock and option awards that were granted to Wes Cummins and vested during the indicated fiscal year, computed in accordance with FASB ASC 718.
f.Represents the aggregate change in fair value, measured from the prior fiscal year-end to the vesting date, of each stock award and option award held by Wes Cummins that was granted in a prior fiscal year and which vested during the indicated fiscal year, computed in accordance with FASB ASC 718.
g.Represents the aggregate fair value as of the last day of the prior fiscal year of Wes Cummins’s stock awards and option awards that were granted in a prior fiscal year and which failed to meet the applicable vesting conditions in the indicated fiscal year, computed in accordance with FASB ASC 718.
4.Amounts reported in this column represent the Compensation Actually Paid (“CAP”) to Wes Cummins as the Company’s PEO in the indicated fiscal years, as calculated per the SEC disclosure rules based on his total compensation reported in the Summary Compensation Table for the indicated fiscal years and adjusted as shown in the table below:

NEO Average	2022 ($)	2023 ($)

Summary Compensation Table - Total Compensation(a)	1,371,847	1,928,843
–
Grant Date Fair Value of Stock Awards and Option Awards Granted in Fiscal Year(b)	1,071,994	1,299,790
+
Fair Value at Fiscal Year End of Outstanding and Unvested Stock Awards and Option Awards Granted in Fiscal Year(c)	643,998	5,440,483
+
Change in Fair Value of Outstanding and Unvested Stock Awards and Option Awards Granted in Prior Fiscal Years(d)	0	0
+
Fair Value at Vesting of Stock Awards and Option Awards Granted in Fiscal Year That Vested During Fiscal Year(e)	0	68,541
+
Change in Fair Value as of Vesting Date of Stock Awards and Option Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year(f)	0	(254,999)
–
Fair Value as of Prior Fiscal Year End of Stock Awards and Option Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year(g)	0	0
=
Compensation Actually Paid	943,852	5,883,078
a.Represents the average Total Compensation as reported in the Summary Compensation Table for the reported NEOs other than the PEO in the indicated fiscal year.
b.Represents the average aggregate grant date fair value of the stock awards and option awards granted to the reported NEOs excluding the PEO during the indicated fiscal year computed in accordance with FASB ASC 718. Amounts shown are the amounts reported in the Summary Compensation Table.
c.Represents the average aggregate fair value as of the indicated fiscal year-end of the reported NEOs’ (excluding the PEO) outstanding and unvested stock awards and option awards granted during such fiscal year, computed in accordance with FASB ASC 718.
d.Represents the average aggregate change in fair value during the indicated fiscal year of the outstanding and unvested stock awards and option awards held by the reported NEOs excluding the PEO as of the last day of the indicated fiscal year, computed in accordance with FASB ASC 718.

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Executive Compensation

e.Represents the average aggregate fair value at vesting of the stock awards and option awards that were granted to the reported NEOs (excluding the PEO) and vested during the indicated fiscal year, computed in accordance with FASB ASC 718.
f.Represents the average aggregate change in fair value, measured from the prior fiscal year-end to the vesting date, of each stock award and option award held by the reported NEOs (excluding the PEO) that was granted in a prior fiscal year and which vested during the indicated fiscal year, computed in accordance with FASB ASC 718.
g.Represents the average aggregate fair value as of the last day of the prior fiscal year of the reported NEOs’ (excluding the PEO) stock awards and option awards that were granted in a prior fiscal year and which failed to meet the applicable vesting conditions in the indicated fiscal year computed in accordance with FASB ASC 718.
5.Pursuant to rules of the SEC, the comparison assumes $100 was invested in our common stock using the closing stock price on April 13, 2021, the Company’s first day trading on the NASDAQ exchange. Historic stock price performance is not necessarily indicative of future stock price performance.
RELATIONSHIP BETWEEN PAY AND PERFORMANCE

42 2023 Proxy Statement

SECURITY OWNERSHIP
The table below shows the beneficial ownership as of September 15, 2023 of our Common Stock held by each of the directors, nominees for director, named executive officers, all current directors and executive officers as a group and each person known to us to be the beneficial owner of more than 5% of our common stock. As of September 15, 2023, we had 106,300,245 shares of Common Stock outstanding.

Name	Number of Shares Beneficially Owned(1)	Percent of Common Stock

Wes Cummins	23,373,171(2)	22.0%
David Rench	197,518	*
Chuck Hastings	559,321(3)	*
Kelli McDonald	194,821(4)	*
Douglas Miller	194,821(5)	*
Virginia Moore	462,438(6)	*
Richard Nottenburg	194,821(7)	*
Kate Reed	0	*
Michael Maniscalco	39,789	*
All current directors and executive officers as a group (8 persons)	25,201,880(2-7)	23.7%
Guo Chen Bo Dong c/o GMR Limited Trinity Chamber PO BOX 4301 Tortola, British Virgin	7,440,148(8)	7.10%
Jason Zhang	7,625,274(9)	6.9%
* Less than 1% of outstanding shares.
Except as otherwise indicated, the address of each person named in this table is c/o Applied Digital Corporation, 3811 Turtle Creek Blvd., Suite 2100, Dallas, Texas 75219.
a.In determining the number and percentage of shares beneficially owned by each person, shares that may be acquired by such person pursuant to options exercisable or restricted stock units that vest within 60 days after September 15, 2023 are deemed outstanding for purposes of determining the total number of outstanding shares for such person and are not deemed outstanding for such purpose for all other stockholders. To our knowledge, except as otherwise indicated, beneficial ownership includes sole voting and dispositive power with respect to all shares.
b.Includes (i) 17,590,238 shares of Common Stock held by Cummins Family Ltd, of which Mr. Cummins is the CEO, (ii) 742,166 shares of Common Stock held by Wesley Cummins IRA Account and (iii) 2,030,686 shares of Common Stock held by B. Riley Asset Management, LLC, of which Mr. Cummins is the President .
c.Includes 76,191 shares of restricted Common Stock held directly by Mr. Hastings which will vest within 60 days of September 15, 2023.
d.Includes 76,191 shares of restricted Common Stock held directly by Ms. McDonald which will vest within 60 days of September 15, 2023.

2023 Proxy Statement 43

Security Ownership

e.Includes 76,191 shares of restricted Common Stock held directly by Mr. Miller which will vest within 60 days of September 15, 2023.
f.Includes (i) 462,438 shares of Common Stock, held by The Moore Family Trust, of which Ms. Moore is a trustee and (ii) 76,191 shares of restricted Common Stock held directly by Ms. Moore which will vest on November 11, 2023.
g.Includes 76,191 shares of restricted Common Stock held directly by Dr. Nottenburg which will vest on November 11, 2023.
h.Guo Chen, as sole director of GMR Limited, has voting and dispositive power over the 7,440,148 shares of our Common Stock held by GMR Limited. Mr. Chen disclaims beneficial ownership of such shares.
i.Includes 4,368,848 shares of Common Stock which will be issued upon vesting of Restricted Stock Units held directly by Mr. Zhang within 60 days of September 15, 2023.

44 2023 Proxy Statement

PROPOSAL TWO
Ratification of Marcum LLP as Our Independent Registered Public Accounting Firm
INTRODUCTION
The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. To execute this responsibility, the Audit Committee engages in a comprehensive evaluation of the independent registered public accounting firm’s qualifications, performance and independence and whether the independent registered public accounting firm should be rotated, and considers the advisability and potential impact of selecting a different independent registered public accounting firm.
The Audit Committee of the Board has appointed Marcum LLP (“Marcum”) to continue to serve as our independent registered public accounting firm for the fiscal year ending May 31, 2024. Marcum has served as our independent registered public accounting firm since June 2021. In accordance with SEC rules and Marcum policies, audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide audit service to us. For lead and concurring review audit partners, the maximum number of consecutive years of service in that capacity is five years. The process for selection of our lead audit partner pursuant to this rotation policy involves a meeting between the Chair of the Audit Committee and the candidate for the role, as well as discussion by the full Audit Committee and with management.
The Audit Committee and the Board believe that the continued retention of Marcum as our independent registered public accounting firm is in the best interest of Applied Digital and our stockholders, and we are asking our stockholders to ratify the selection of Marcum as our independent registered public accounting firm for fiscal 2024. Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of Marcum to our stockholders for ratification because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate practice. In the event our stockholders do not ratify the appointment, the appointment may be reconsidered by the Audit Committee. Ratification of the appointment of Marcum to serve as our independent registered public accounting firm for the fiscal year ending May 31, 2024 will in no way limit the Audit Committee’s authority to terminate or otherwise change the engagement of Marcum for the fiscal year ending May 31, 2024.
We expect a representative of Marcum to attend the Annual Meeting. The representative will have an opportunity to make a statement if he or she desires and also will be available to respond to appropriate questions.
In connection with the audit of our financial statements for the fiscal year ended May 31, 2024, we entered into an agreement with Marcum which sets forth the terms by which Marcum performed audit services for us.

2023 Proxy Statement 45

Proposal Two

Fees Paid to Marcum
We were billed for professional services provided with respect to fiscal years ended May 31, 2023 and 2022 by Marcum in the amounts set forth in the following table.

Services Provided	2023 ($)	2022 ($)

Audit Fees	556,000	423,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	556,000	423,000
Pre-Approval Policies and Procedures for Audit and Permitted Non-Audit Services
Consistent with requirements of the SEC and the Public Company Accounting Oversight Board regarding auditor independence, the Audit Committee has responsibility for (1) appointing, (2) negotiating, (3) setting the compensation of and (4) overseeing the performance of the independent registered public accounting firm. The Audit Committee’s policy requires that the Audit Committee must approve any audit or permitted non-audit service proposed to be performed by its independent auditors in advance of the performance of such service. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has not implemented a policy or procedure which delegates the authority to approve, or pre-approve, audit or permitted non-audit services to be performed by Marcum. In connection with making any pre-approval decisions, the Audit Committee must consider whether the provision of such permitted non-audit services by Marcum is consistent with maintaining Marcum’s status as our independent auditors.
Consistent with these policies and procedures, the Audit Committee approved all of the services rendered by Marcum during the fiscal year ended May 31, 2023, as described above.

Recommendation of the Board:
The Board recommends a vote “FOR” ratification of the appointment of Marcum LLP as our independent registered public accounting firm for the fiscal year ended May 31, 2024.

46 2023 Proxy Statement

AUDIT COMMITTEE REPORT
The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements in the Company’s Form 10-K, including a discussion of the acceptability of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.
The Audit Committee reviewed and discussed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited financial statements with the standards of the Public Company Accounting Oversight Board, the matters required to be discussed by Statements on Auditing Standards (SAS 61), as may be modified or supplemented, and their judgments as to the acceptability of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under the standards of the Public Company Accounting Oversight Board.
In addition, the Audit Committee has discussed with the independent registered public accounting firm their independence from management and the Company, including receiving the written disclosures and letter from the independent registered public accounting firm as required by the Independence Standards Board Standard No. 1, as may be modified, or supplemented, and has considered the compatibility of any non-audit services with the auditors’ independence.
The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their audit. The Audit Committee met with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations and the overall quality of the Company’s financial reporting.
See the portion of this proxy statement titled “Corporate Governance—Board Committees” beginning on page 16 for information on the Audit Committee’s meetings in 2023.

Audit Committee Members	Chuck Hastings, Douglas Miller (Chair) and Richard Nottenburg
September 29, 2023
Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that might incorporate future filings, including this proxy statement, in whole or in part, the Audit Committee Report above shall not be incorporated by reference into this proxy statement.

2023 Proxy Statement 47

PROPOSAL THREE
Advisory Vote on Executive Compensation
INTRODUCTION
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (known as the Dodd-Frank Act) requires us to provide our stockholders with the opportunity to approve, on a nonbinding, advisory basis, the compensation of our named executive officers.
We provide our stockholders with the opportunity to cast an annual advisory vote on the compensation of our named executive officers as disclosed in the compensation tables and the narrative disclosures that accompany those tables. At the Annual Meeting, we are asking our stockholders to approve, on an advisory basis, the compensation of our named executive officers for the fiscal year ended May 31, 2023, as disclosed in this proxy statement.
We encourage stockholders to review the compensation tables and the related narrative disclosure on pages 25 to 42. We believe that our compensation policies and decisions are designed to incentivize and reward the creation of stockholder value.
We believe that our executive compensation program strikes the appropriate balance between utilizing responsible, measured pay practices and effectively incentivizing our executives to dedicate themselves fully to value creation for our stockholders. This balance is evidenced by the following:
•For fiscal year ended May 31, 2023, the payment and magnitude of compensation bonuses to our executive officers were based on the growth and development of the Company and its business;
•During fiscal year ended May 31, 2023, we granted restricted stock units and performance-based restricted stock units to each of our Named Executive Officers. We feel this equity mix effectively aligns Named Executive Officer compensation with stockholder returns while also achieving retention objectives; and
•We review and implement our executive compensation programs within a strong corporate governance environment, including our Compensation Committee and a wholly-independent compensation consultant.
On the basis of the related narrative disclosure on pages 29 to 33 of this proxy statement, we are requesting that our stockholders vote on the following resolution:

RESOLVED, that the stockholders of Applied Digital approve, on an advisory basis, the compensation of Applied Digital named executive officers, as described in the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in this proxy statement.
Although this Say on Pay vote on executive compensation is non-binding, the Board and the Compensation Committee will review the results of the vote and will take into account the outcome of the vote when determining future executive compensation arrangements.

Recommendation of the Board: The Board recommends a vote “FOR” adoption of the resolution approving the compensation of our named executive officers.

48 2023 Proxy Statement

Q&A ABOUT VOTING

How do I access the virtual Annual Meeting?

We will host the Annual Meeting live online, via Internet webcast. The Internet webcast will start at 9:00 a.m. Central Time, on November 9, 2023. To access the virtual Annual Meeting, please go to www.virtualshareholdermeeting.com/APLD2023.
To participate in the Annual Meeting, you will need the 16-digit control number included on your Notice of Internet Availability of Proxy Materials (“Notice”), on your proxy card or on the instructions that accompanied your proxy materials. Shares held in your name as the stockholder of record may be voted electronically during the Annual Meeting. Shares for which you are the beneficial owner but not the stockholder of record also may be voted electronically during the Annual Meeting. However, even if you plan to attend the Annual Meeting virtually, the Company recommends that you vote your shares in advance, so that your vote will be counted if you later decide not to attend the Annual Meeting. Only stockholders who entered the 2023 Annual Meeting with their 16-digit control numbers may vote and submit questions at the 2023 Annual Meeting. If you are not a stockholder or are a stockholder who lost or does not otherwise have a 16-digit control number, you will be able to attend the 2023 Annual Meeting by visiting www.virtualshareholdermeeting.com/APLD2023 and registering as a guest. If you enter the meeting as a guest, you will not be able to vote any shares or submit questions during the meeting.

How do I vote?
If you are a stockholder of record, you may vote:
Via Internet, at www.proxyvote.com
By telephone, at 1-800-690-6903
By mail, if you have received a paper copy of the proxy materials
In person at the virtual meeting
Detailed instructions for Internet and telephone voting are set forth on the Notice of Internet Availability of Proxy Materials (“Notice”), which contains instructions on how to access our proxy statement and annual report online. You may also vote in person at the virtual Annual Meeting.

2023 Proxy Statement 49

Questions & Answers

Who may vote at the Annual Meeting?

You may vote all of the shares of our Common Stock that you owned at the close of business on September 15, 2023, the record date. On the record date, there were 106,300,245 shares of our Common Stock outstanding and entitled to be voted at the meeting. You may cast one vote for each share of our Common Stock held by you on all matters presented at the meeting.

What constitutes a quorum, and why is a quorum required?
We are required to have a quorum of stockholders present to conduct business at the meeting. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares entitled to vote on the record date will constitute a quorum, permitting us to conduct the business of the meeting. Proxies received but marked as abstentions, if any, will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes. If we do not have a quorum, we will be forced to reconvene the Annual Meeting at a later date.

What is the difference between a stockholder of record and a beneficial owner?
If your shares are registered directly in your name with Applied Digital Corporation’s transfer agent, Computershare Trust Company, N.A., you are considered the “stockholder of record” with respect to those shares. If your shares are held by a brokerage firm, bank, trustee or other agent (“nominee”), you are considered the “beneficial owner” of shares held in street name. The Notice has been forwarded to you by your nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your nominee on how to vote your shares by following their instructions for voting by telephone or on the Internet or, if you specifically request a copy of the printed materials, you may use the voting instruction card included in such materials.

What am I voting on?
At the Annual Meeting you will be asked to vote on the following four proposals. Our Board recommendation for each of these proposals is set forth below.

Proposals		Board Recommendations

Proposal 1:	Election of Directors.	FOR each director nominee
Proposal 2:	To ratify the appointment of Marcum LLP as our independent registered public accounting firm for the fiscal year ending May 31, 2024.	FOR
Proposal 3:	To approve, on an advisory basis, the compensation of our named executive officers, which we refer to as “Say on Pay.”	FOR
We will also consider other business that properly comes before the meeting in accordance with Nevada law and our Bylaws.

What happens if additional matters are presented at the Annual Meeting?
Other than the items of business described in this proxy statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, Wesley Cummins and David Rench, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting in accordance with Nevada law and our Bylaws.

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Questions & Answers

What if I abstain on a proposal?
If you sign and return your proxy marked “abstain” on any proposal, your shares will not be voted on that proposal. However, your shares will be counted for purposes of determining whether a quorum is present.

What is the required vote for approval of each of the proposals and what is the impact of abstentions?
A proposal has received a majority of votes cast if the votes cast “FOR” a proposal exceed the votes cast “AGAINST” a proposal. Consequently, with respect to the “majority of votes cast” standard, abstentions will have no impact on the results, as they are not counted as votes cast.

Proposals		Vote Required for Approval	Abstentions
Proposal 1:	Election of Directors	Plurality of votes cast	No impact
Proposal 2:	Ratification of Marcum LLP as Our Independent Registered Public Accounting Firm	Majority of votes cast	No impact
Proposal 3:	Say on Pay	Majority of votes cast	No impact

What if I sign and return my proxy without making any selections?
If you sign and return your proxy without making any selections, your shares will be voted “FOR” each director with respect to Proposal 1, “FOR” each of Proposals 2 and 3. If other matters properly come before the meeting, Wesley Cummins and David Rench will have the authority to vote on those matters for you at their discretion. As of the date of this proxy statement, we are not aware of any matters that will come before the meeting other than those disclosed in this proxy statement.

What if I am a beneficial stockholder and I do not give the nominee voting instructions?

If you are a beneficial stockholder and your shares are held in the name of a broker, the broker is bound by the rules of the New York Stock Exchange regarding whether or not it can exercise discretionary voting power for any particular proposal if the broker has not received voting instructions from you. Brokers have the authority to vote shares for which their customers do not provide voting instructions on certain “routine” matters. A broker non-vote occurs when a nominee who holds shares for another does not vote on a particular item because the nominee does not have discretionary voting authority for that item and has not received instructions from the owner of the shares. Broker non-votes are included in the calculation of the number of votes considered to be present at the meeting for purposes of determining the presence of a quorum but are not counted as votes cast with respect to a matter on which the nominee has expressly not voted.
The table below sets forth, for each proposal on the ballot, whether a broker can exercise discretion and vote your shares absent your instructions and if not, the impact of such broker non-vote on the approval of the proposal.

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Questions & Answers

Proposals		Can Brokers Vote Absent Instructions?	Impact of Broker Non-Vote

Proposal 1:	Election of Directors	No	None
Proposal 2:	Ratification of Marcum as Auditors	Yes	Not Applicable
Proposal 3:	Say on Pay	No	None

Can I change my vote after I have delivered my proxy?
Yes. You may revoke your proxy at any time before its exercise. You may also revoke your proxy by voting in person at the virtual Annual Meeting. See “How do I vote” above for information on how to vote at the virtual Annual Meeting.

Who can attend the Annual Meeting?
Only stockholders and our invited guests are invited to attend the virtual Annual Meeting.

If I plan to attend the virtual Annual Meeting, should I still vote by proxy?
Yes. Casting your vote in advance does not affect your right to attend the virtual Annual Meeting. If you vote in advance and also attend the meeting, you do not need to vote again at the meeting unless you want to change your vote. See “How do I vote?” above for information on how to vote at the virtual Annual Meeting.

Where can I find voting results of the Annual Meeting?
We will announce the results for the proposals voted upon at the Annual Meeting and publish final detailed voting results in a Form 8-K filed within four business days after the Annual Meeting.

Who should I call with other questions?
If you have additional questions about this proxy statement or the meeting or would like additional copies of this proxy statement or our annual report, please contact: Applied Digital Corporation, 3811 Turtle Creek Blvd., Suite 2100, Dallas, Texas 75219, Attention: Investor Relations, Telephone: (214) 427-1704.

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FURTHER INFORMATION
Other Matters
The Board knows of no other business which will be presented to the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies in the enclosed form will be voted in accordance with the judgment of the persons voting the proxies.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC and Nasdaq reports of ownership and changes in ownership of our Common Stock. Executive officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.
Based on the review of copies of such reports furnished to us and written representations that no other reports were required, we believe that, during the fiscal year ended May 31, 2023, our executive officers, directors and greater than 10% beneficial owners timely complied with all Section 16(a) filing requirements applicable to them, except for Virginia Moore, who had one late Form 4 filing reporting a total of ten transactions.
Transactions With Related Persons
In addition to the compensation arrangements discussed in the sections titled “Management” and “Executive Officer and Director Compensation,” the following is a description of each transaction since June 1, 2020 and each currently proposed transaction in which:
a.we have been or are to be a participant;
b.the amount involved exceeded or will exceed the lesser of $120,000 or one percent of the average of our total assets at May 31, 2023 and 2022; and
c.any of our directors, executive officers, or holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.
GMR Limited (“GMR”) holds more than 5% of our outstanding Common Stock. Guo Chen, a 50% owner and sole director of GMR, is also deemed to beneficially own shares of our Common Stock held by GMR. GMR and subsidiaries made payments to the Company of approximately $9.2 million during the fiscal year ended May 31, 2023. Mr. Chen owns 60% of Alternity Fund Ltd., which owns 100% of GOI. On December 8, 2021, we entered into a Service Order with GOI pursuant to which we provide energized space for mining activities of GOI. During fiscal year 2023, Global Operating Infrastructure LLC paid approximately $6.4 million to Company pursuant to the Service Order.

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Further Information

Bryant Riley, chairman of the board and co-chief executive officer, of B. Riley Financial, Inc. (Nasdaq: RILY), directly or indirectly through subsidiaries of RILY, held in excess of 5% of our then outstanding Common Stock beginning in April 2023. Such shares no longer represent more than 5% of our outstanding Common Stock. On May 23, 2023, the Company entered into a Loan and Security Agreement with B. Riley Commercial Capital, LLC and B. Riley Securities, Inc., each of which is a wholly-owned subsidiary of RILY, with a total possible principal amount up to $50 million. As of May 31, 2023 the total loan balance was $36.5 million, all of which has been subsequently repaid as of July 17, 2023.

Review, Approval, or Ratification of Transactions with Related Parties
In July 2021, we adopted a charter of the Audit Committee, pursuant to which all related party transactions including those between us, our directors, executive officers, majority stockholders and each of our respective affiliates or family members will be reviewed and approved by our Audit Committee, or if no Audit Committee exists, by a majority of the independent members of our Board. Our existing policies are designed to comply with applicable rules and regulations of the SEC and the listing requirements and rules of Nasdaq.
Stockholder Proposals and Director Nominations
Stockholder proposals and director nominations should be sent to Applied Digital Corporation at the address set forth in the Notice. To be considered for inclusion in the Company’s proxy statement for the 2024 Annual Meeting of Stockholders, the deadline for submission of stockholder proposals, pursuant to Rule 14a-8 of the Exchange Act is June 1, 2024. The persons named in the proxies solicited by management may exercise discretionary voting authority with respect to such proposal.
If a stockholder desires to submit a proposal for consideration at the 2024 Annual Meeting, but not have the proposal included with our proxy solicitation materials relating to the 2024 Annual Meeting, the stockholder must comply with the procedures set forth in Rule 14a-4 of the Exchange Act, and the proposal must be received by the Company at the address set forth in the Notice no later than August 11, 2024. In order for stockholders to give timely notice of nominations for directors, other than those nominated by the Company, for inclusion on a universal proxy card in connection with the 2024 Annual Meeting, notice must be submitted no later than September 10, 2024 and include all of the information required by Rule 14a-19 under the Exchange Act.
List of Stockholders Entitled to Vote at the Annual Meeting
The names of stockholders of record entitled to vote at the Annual Meeting will be available at our corporate office for a period of 10 days prior to the Annual Meeting and continuing through the Annual Meeting, and may also be accessed at www.virtualshareholdermeeting.com/APLD2023.
Expenses Relating to this Proxy Solicitation
We will pay all expenses relating to this proxy solicitation. In addition to this solicitation by mail, our officers, directors, and employees may solicit proxies by telephone or personal call without extra compensation for that activity. We also expect to reimburse banks, brokers and other persons for reasonable out-of-pocket expenses in forwarding proxy materials to beneficial owners of our stock and obtaining the proxies of those owners.
Communication with Applied Digital’s Board of Directors
Stockholders may communicate with the Board of Directors by directing their communications in a hard copy (i.e., non-electronic) written form to the attention of one or more members of the Board of Directors, or to the Board of Directors collectively, at our corporate office located at 3811 Turtle Creek Blvd, Suite 2100, Dallas, Texas 75219. A stockholder communication must include a statement that the author of such communication is a beneficial or record owner of shares of Common Stock of Applied Digital Corporation. Our Corporate Secretary will review all communications meeting the requirements discussed above and will remove any communications relating to (1) the purchase or sale of products or

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Further Information

services, (2) communications from opposing parties relating to pending or threatened legal or administrative proceedings regarding matters not related to securities law matters or fiduciary duty matters, and (3) any other communications that the Corporate Secretary deems, in his or her reasonable discretion, unrelated to the business of Applied Digital Corporation.
The Corporate Secretary will compile all communications not removed in accordance with the procedure described above and will distribute such qualifying communications to the intended recipient(s). A copy of any qualifying communications that relate to our accounting and auditing practices will also be sent directly to the Chair of the Audit Committee, whether or not it was directed to such person.
Available Information
We maintain an internet website at https://ir.applieddigital.com/. Copies of the Committee charters of each of the Audit Committee, Compensation Committee and Nominating and Governance Committee, together with certain other corporate governance materials, including our Code of Business Conduct and Ethics, can be found at https://ir.applieddigital.com/corporate-governance, and such information is also available in print to any stockholder who requests it through our Investor Relations department at the address below.
We will furnish without charge to each person whose proxy is being solicited, upon request of any such person, a copy of the Form 10-K for the fiscal year ended May 31, 2023, as filed with the SEC, including the financial statements and schedules thereto, but not the exhibits. In addition, such report is available, free of charge, at https://ir.applieddigital.com/sec-filings. A request for a copy of such report should be directed to Applied Digital Corporation, 3811 Turtle Creek Blvd., Suite 2100, Dallas, Texas 75219, Attention: Investor Relations. A copy of any exhibit to the Form 10-K will be forwarded following receipt of a written request with respect thereto addressed to Investor Relations.
Electronic Delivery
This year we again have elected to take advantage of the SEC’s rule that allows us to furnish proxy materials to you online. We believe electronic delivery will expedite stockholders’ receipt of materials, while lowering costs and reducing the environmental impact of our Annual Meeting by reducing printing and mailing of full sets of materials. We mailed the Notice containing instructions on how to access our proxy statement and annual report online on or about September 29, 2023. If you would like to receive a paper copy of the proxy materials, the Notice contains instructions on how to receive a paper copy.
Householding
We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record who have the same address and last name will receive only one copy of our Notice, unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.
If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the Notice, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of the Notice for your household, please contact our transfer agent, Computershare Trust Company, N.A., 150 Royall St., Suite 101, Canton, MA 02021, or by telephone at (800) 736-3001.
If you participate in householding and wish to receive a separate copy of the Notice, or if you do not wish to participate in householding and prefer to receive separate copies of the Notice in the future, please contact Computershare Trust Company, N.A. as indicated above. Beneficial stockholders can request information about householding from their nominee.

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